Exhibit 2.1

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made as of May 9, 2017, by, between and among First Data Corporation, a Delaware corporation (“FDC”), FundsXpress, Inc., a Delaware corporation and wholly-owned subsidiary of FDC (“FXP”), FundsXpress Financial Network, Inc., a Texas corporation and wholly-owned subsidiary of FXP (“FXP Network”; together with FXP, “FundsXpress”; and FundsXpress together with FDC, the “FDC Parties”), and Live Oak Banking Company, a banking corporation chartered under the laws of North Carolina (“Live Oak”). The FDC Parties and Live Oak shall be individually referred to herein as “Owner” and collectively referred to herein as “Owners.”
RECITALS:

(a)	FDC owns all of the issued and outstanding capital stock of FXP, and FXP owns all of the issued and outstanding capital stock of FXP Network.

(b)	FundsXpress owns a digital online banking platform offered to third parties and operated under the name “FundsXpress” (“FundsXpress Business”).

(c)	Live Oak developed, owns and operates a digital banking platform that it uses in its Online Banking Business (“Digital Banking Platform”).

(d)
Owners desire to form a new Delaware limited liability company (“Company”) to which FundsXpress and Live Oak will contribute certain assets, and Company will further develop, own and operate a digital online banking platform to be used by Live Oak and offered to third parties.

(e)
FundsXpress and Live Oak desire to contribute assets relating to the FundsXpress Business and Digital Banking Platform to form a bank operating platform that features online banking and other key bank operating system components.

(f)
FundsXpress desires to transfer and assign to Company, and Company desires to accept and assume from FundsXpress, the rights and obligations of FundsXpress to the FundsXpress Contributed Assets and the FundsXpress Assumed Liabilities (as defined herein) in connection with the operation of the FundsXpress Business, in exchange for a 50% equity interest in Company, as further described and subject to the terms and conditions set forth herein; and

(g)
Live Oak desires to transfer and assign to Company, and Company desires to accept and assume from Live Oak, the rights and obligations of Live Oak to the Live Oak Contributed Assets and the Live Oak Assumed Liabilities (as defined herein) in connection with the operation of the Digital Banking Platform, in exchange for a 50% equity interest in Company, as further described and subject to the terms and conditions set forth herein.

(h)	Capitalized terms used herein shall have the meanings set forth in Exhibit A attached hereto.
AGREEMENT:
In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Contributed Assets
1.1    FundsXpress Contributed Assets. Subject to the terms and conditions set forth herein, at the Closing, FundsXpress shall contribute, assign, transfer, convey and deliver, as a capital contribution, to Company, and Company shall acquire and accept from FundsXpress, free and clear of any pledge, lien, security interest, mortgage, charge or other encumbrance (“Encumbrance”), other than any Permitted Encumbrances, all of FundsXpress’ rights, title and interest in and to the following assets as the same shall exist as of the Closing (collectively, “FundsXpress Contributed Assets”):
(a)    The components of the FundsXpress Business digital banking platform described on Exhibit 1.1(a);
(b)    All Intellectual Property Rights set forth on Exhibit 1.1(b) and any and all other Intellectual Property Rights related exclusively to the FundsXpress Business (collectively, “FundsXpress Intellectual Property”);
(c)    All rights to and under the Contracts listed on Exhibit 1.1(c) and any and all other Contracts related exclusively to the FundsXpress Business (collectively, “FundsXpress Assigned Contracts”);
(d)    All accounts receivable, rights to payment from customers, notes receivable and other trade receivables, together with the full benefit of any security given by customers of the FundsXpress Business or by Law, existing at Closing and arising out of the FundsXpress Business (collectively, the “FundsXpress Accounts Receivable”);
(e)    All claims, insurance claims, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment, including for past, present or future damages for the breach, infringement or misappropriation (collectively, “Claims”) listed on Exhibit 1.1(e) and any and all other Claims related exclusively to the FundsXpress Contributed Assets;
(f)    All permits, licenses, franchises, orders, registrations, certificates, variances, qualifications, consents, and other authorizations, approvals or similar rights, and any applications for the same, listed on Exhibit 1.1(f) and any and all such other permits and rights related exclusively to the FundsXpress Business (collectively, “FundsXpress Permits”);
(g)    All goodwill of the FundsXpress Business, including the right to use the trade name “FundsXpress” and any derivations or combinations thereof in connection with the FundsXpress Business, and any other trade names related exclusively to the FundsXpress Business;
(h)    All files, documents and other records (and copies thereof) in the possession or control of any of the FDC Parties or their Affiliates, including schematics, technical information, original executed copies, if available, or true, correct and complete copies of all FundsXpress Assigned Contracts, customer files and lists, purchase and sales records, advertising records, creative materials, marketing materials (including advertising, promotional sales and training materials, advertising studies, and marketing and demographic data), technical manuals, lists of advertisers, personnel records, and credit and sales reports, including all current and historical research and editorial files, related exclusively to the FundsXpress Contributed Assets or operation or conduct of the FundsXpress Business, and excluding any books or records that the FDC Parties are prohibited by applicable Law from disclosing; and
(i)    All Tangible Personal Property set forth on Exhibit 1.1(i).
1.2    Live Oak Contributed Assets. Subject to the terms and conditions set forth herein, at the Closing, Live Oak shall contribute, assign, transfer, convey and deliver, as a capital contribution, to Company, and Company shall acquire and accept from Live Oak, free and clear of any Encumbrance, other than any Permitted Encumbrance, all of Live Oak’s right, title and interest in and to the following assets as the same shall exist as of the Closing (collectively, “Live Oak Contributed Assets”, and together with the FundsXpress Contributed Assets, the “Contributed Assets”):
(a)    The components of the Digital Banking Platform described on Exhibit 1.2(a);
(b)    All Intellectual Property Rights set forth on Exhibit 1.2(b) and any and all other Intellectual Property Rights related exclusively to the Digital Banking Platform (collectively, “Live Oak Intellectual Property”);
(c)    All rights to and under the Contracts listed on Exhibit 1.2(c) (collectively, “Live Oak Assigned Contracts”, and together with the FundsXpress Assigned Contracts, the “Assigned Contracts”);
(d)     All Claims, if any, listed on Exhibit 1.2(d) and any and all other Claims related exclusively to the Live Oak Contributed Assets;
(e)    All permits, licenses, franchises, orders, registrations, certificates, variances, qualifications, consents, and other authorizations, approvals or similar rights, and any applications for the same, set forth on Exhibit 1.2(e) and any and all such other permits and rights related exclusively to the Digital Banking Platform (collectively, “Live Oak Permits”, and together with the FundsXpress Permits, the “Contributed Permits”);
(f)    All goodwill associated with the Digital Banking Platform and the trade names listed on Exhibit 1.2(f);
(g)    All files, documents and other records (and copies thereof) in the possession or control of any of Live Oak or its Affiliates, including schematics, technical information, original executed copies, if available, or true, correct and complete copies of all Live Oak Assigned Contracts, technical manuals and personnel records, which relate exclusively to the Live Oak Contributed Assets or the Digital Banking Platform, but excluding any books or records that Live Oak is prohibited by applicable Law from disclosing;
(h)    All Tangible Personal Property, if any, set forth on Exhibit 1.2(h).
1.3    Excluded Assets. Company shall not acquire or accept any assets or rights of FundsXpress other than the FundsXpress Contributed Assets (such assets and rights not so acquired or accepted, collectively, the “FundsXpress Excluded Assets”), and, for the avoidance of doubt, the FundsXpress Excluded Assets shall specifically include the assets and rights described on Exhibit 1.3(a) attached hereto. Company shall not acquire any assets or rights of Live Oak other than the Live Oak Contributed Assets (such assets and rights not so acquired or accepted, collectively, the “Live Oak Excluded Assets” and together with the FundsXpress Excluded Assets, the “Excluded Assets”), and, for the avoidance of doubt, the Live Oak Excluded Assets shall specifically include the assets and rights described on Exhibit 1.3(b) attached hereto.

1.4    FundsXpress Assumed Liabilities. Other than the FundsXpress Excluded Liabilities, from and after the Effective Time, Owners shall cause Company to assume and agree to pay, perform and discharge any and all Liabilities of any nature arising out of, relating to or otherwise in respect of the ownership, sale or license of the FundsXpress Contributed Assets, or the operation or conduct of the FundsXpress Business, whether arising or accruing prior to, on or after the Closing Date, including, without limitation, (a) all accounts payable and accrued expenses existing as of the Closing Date, and (b) all Liabilities under the FundsXpress Assigned Contracts and the FundsXpress Permits (collectively, “FundsXpress Assumed Liabilities”).
1.5    Live Oak Assumed Liabilities. Other than the Live Oak Excluded Liabilities, from and after the Effective Time, Owners shall cause Company to assume and agree to pay, perform and discharge any and all Liabilities of any nature arising out of, relating to or otherwise in respect of the ownership, sale or license of the Live Oak Contributed Assets, or the operation of or conduct of the Digital Banking Platform, by Company after the Effective Time, including all Liabilities under the Live Oak Assigned Contracts and the Live Oak Permits to the extent arising or accruing after the Effective Time (collectively, “Live Oak Assumed Liabilities”, and together with the FundsXpress Assumed Liabilities, the “Assumed Liabilities”).
1.6    FundsXpress Excluded Liabilities. Company shall not assume, undertake or accept or be obligated to pay, perform or otherwise discharge any Liabilities of FundsXpress other than the FundsXpress Assumed Liabilities (such excluded or retained Liabilities, collectively, “FundsXpress Excluded Liabilities”). Without limiting the generality of the foregoing, the FundsXpress Excluded Liabilities include the following:
(a)    Any Liability for taxes arising from the ownership, use, operation, condition or conduct of the FundsXpress Contributed Assets or the FundsXpress Business at or prior to the Effective Time other than transfer taxes, which are governed by Section 6.4;
(b)    Any intercompany Liability arising from the ownership, operation, condition or conduct of the FundsXpress Contributed Assets or the FundsXpress Business at or prior to the Effective Time;
(c)    Any Liability for Indebtedness;
(d)    Any costs and expenses incurred by the FDC Parties or their Affiliates incident to the negotiation of this Agreement and the other Transaction Documents and their performance and compliance with this Agreement and the other Transaction Documents; and
(e)    Any Liability to or with respect to any current or former employee or consultant of FundsXpress, and any Liability under or with respect to any Benefit Plan relating to the FundsXpress Employees, other than Liabilities expressly assumed by Company pursuant to Section 7.1.
1.7    Live Oak Excluded Liabilities. Company shall not assume, undertake or accept or be obligated to pay, perform or otherwise discharge any Liabilities of Live Oak other than the Live Oak Assumed Liabilities (such excluded or retained Liabilities, collectively, “Live Oak Excluded Liabilities”, and together with the FundsXpress Excluded Liabilities, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Live Oak Excluded Liabilities include the following:
(a)    Any and all Liabilities of any nature arising out of, relating to or otherwise in respect of the ownership, sale or license of the Live Oak Contributed Assets or the operation of or conduct of the Digital Banking Platform prior to the Effective Time, including all Liabilities under the Live Oak Assigned Contracts and

Live Oak Permits to the extent arising or accruing prior to, on or after the Effective Time to the extent such Liabilities are related to or arising in connection with the ownership, use, sale, license or lease of the Live Oak Contributed Assets or the Digital Banking Platform prior to the Effective Time;
(b)    Any Liability for taxes arising from the ownership, use, operation, condition or conduct of the Live Oak Contributed Assets or the Digital Banking Platform at or prior to the Effective Time other than transfer taxes, which are governed by Section 6.4;
(c)    Any Liability for accounts payable or accrued expenses arising from the ownership, operation, condition or conduct of the Live Oak Contributed Assets or the Digital Banking Platform, at or prior to the Effective Time;
(d)    Any intercompany Liability arising from the ownership, operation, condition or conduct of the Live Oak Contributed Assets or the Digital Banking Platform at or prior to the Effective Time;
(e)    Any Liability for Indebtedness;
(f)    Any costs and expenses incurred by Live Oak or its Affiliates incident to the negotiation of this Agreement and the other Transaction Documents and their performance and compliance with this Agreement and the other Transaction Documents; and
(g)    Any Liability to or with respect to any current or former employee or consultant of Live Oak, and any Liability under or with respect to any Benefit Plan relating to the Digital Banking Employees, other than Liabilities expressly assumed by Company pursuant to Section 7.1.
1.8    Non-Assignability of Assigned Contracts. If any Assigned Contract requires the consent, approval, waiver or authorization of any Person thereto other than either Owner or its applicable Affiliates prior to assignment and transfer by either Owner or their applicable Affiliates to Company, such Assigned Contract shall not be transferred or assigned or assumed by Company if an actual or attempted transfer or assignment thereof would constitute a breach or default or otherwise materially and adversely affect the rights of either Owner or their Affiliates thereunder. Each Owner agrees to use commercially reasonable efforts to obtain such consents, approvals, waivers or authorizations, to the extent required, of such other parties to any such Assigned Contract; provided that, so long as either such Owner satisfies its obligations pursuant to this Agreement, such Owner shall have no Liability whatsoever to Company arising out of or relating to the failure to obtain any such consents, approvals, waivers and authorizations that may be required in connection with the transactions contemplated herein or because of the termination of any Assigned Contract as a result thereof. If any consent, approval, waiver or authorization cannot be obtained, Owners will cooperate in any reasonable arrangement designed to obtain for Company all benefits and privileges of the applicable Assigned Contract while protecting each Owner and their Affiliates from any and all liabilities or continuing obligations thereunder, which may include an arrangement in which the applicable Owner holds such nonassignable Assigned Contract, as of and from the Effective Time, in trust for Company, with Company performing the covenants and obligations thereunder in the applicable Owner’s name, with all benefits and obligations existing thereunder being for Company’s account.

Article 2
Formation of Company
2.1    Formation of Company. On or before Closing, Owners shall cause to be filed with the Delaware Secretary of State a certificate of formation for Company in substantially the form attached hereto as Exhibit 2.1.
2.2    LLC Agreement. At the Closing, the Owners shall enter into a limited liability company agreement in substantially the form attached hereto as Exhibit 2.2 (“LLC Agreement”) and shall cause Company to issue membership interests pursuant thereto; provided, however, that the parties acknowledge and agree that the form of the LLC Agreement may be revised, if and as mutually agreed, to reflect that any prospective members that would otherwise directly hold Class P or Class X Units in the Company will hold them through a mutually acceptable separate limited liability company (“Co-Investment LLC”) and comparable Units in the Co-Investment LLC will track and follow and be subject to the terms and conditions of the Class P or Class X Units in the Company that relate to the particular member of Co-Investment LLC. The parties agree to reasonably cooperate in making such changes and to agreeing to the form and substance of the limited liability company agreement for Co-Investment LLC.
Article 3
Closing
3.1    The closing (“Closing”) of the transactions contemplated hereunder shall take place by electronic exchange of the closing deliverables described herein as soon as practicable, but in no event later than the third (3rd) Business Day, after the date on which all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions by the party or parties entitled to the benefit thereof) have been satisfied or waived, or at such other time or place as the Owners may agree. The day on which the Closing takes place shall be the “Closing Date”. The Closing shall be deemed for all purposes to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
3.2    FDC Parties’ Obligations at Closing. At the Closing, the FDC Parties, as applicable, shall:
(a)    Bill of Sale. Execute and deliver, or cause to be executed and delivered, to Company a bill of sale in substantially the form attached hereto as Exhibit 3.2(a) (“FundsXpress Bill of Sale”).
(b)    Assignment and Assumption Agreement. Execute and deliver to Company an assignment and assumption agreement in substantially the form attached hereto as Exhibit 3.2(b) (“FundsXpress Assignment and Assumption Agreement”).
(c)    Intellectual Property Transfer Documents. Execute and deliver, or cause to be executed and delivered, to Company the assignment and transfer documents for the contributed FundsXpress Intellectual Property in substantially the forms attached hereto as Exhibit 3.2(c) (“FundsXpress Intellectual Property Transfer Documents”).
(d)    Limited Liability Company Agreement. Execute and deliver to Live Oak and Company the LLC Agreement.

(e)    Transition Services Agreement. Execute and deliver to Company a transition services agreement in form and substance reasonably acceptable to the Owners (“FundsXpress Transition Services Agreement”).
(f)    License Agreement. Execute and deliver to Company a license agreement in form and substance reasonably acceptable to the Owners (“FundsXpress License Agreement”).
(g)    Services Agreement. Execute and deliver to Company a services agreement in form and substance reasonably acceptable to the Owners (“FundsXpress Services Agreement”).
(h)    Closing Certificate. Execute and deliver to Live Oak and Company a certificate of an officer of each of the FDC Parties, dated the Closing Date, in form and substance reasonably satisfactory to Live Oak, confirming satisfaction of the conditions set forth in Section 8.3(b) and 8.3(c) hereof.
(i)    FundsXpress Account Receivables. Deliver to Live Oak and Company an aged receivables listing of the FundsXpress Accounts Receivable existing as of three (3) Business Days prior to the Closing Date.
(j)    Other Documents. Execute and deliver to Live Oak and Company such other documents, instruments or certificates which are reasonably requested by Live Oak in connection with the consummation of the transactions at Closing as contemplated by this Agreement.
3.3    Live Oak’s Obligations at Closing. At the Closing, Live Oak shall:
(a)    Bill of Sale. Execute and deliver, or cause to be executed and delivered, to Company a bill of sale in substantially the form attached hereto as Exhibit 3.3(a) (“Live Oak Bill of Sale”).
(b)    Assignment and Assumption Agreement. Execute and deliver to Company an assignment and assumption agreement in substantially the form attached hereto as Exhibit 3.3(b) (“Live Oak Assignment and Assumption Agreement”).
(c)    [Reserved].
(d)    Limited Liability Company Agreement. Execute and deliver to the FDC Parties and Company the LLC Agreement.
(e)    Transition Services Agreement. Execute and deliver to Company a transition services agreement in form and substance reasonably acceptable to the Owners (“Live Oak Transition Services Agreement”).
(f)    [Reserved].
(g)    Digital Marketing Support Agreement. Execute and deliver to Company a services agreement in form and substance reasonably acceptable to the Owners (“Digital Marketing Support Agreement”.
(h)    Online Banking Platform Services Agreement. Execute and deliver to Company a services agreement in form and substance reasonably acceptable to the Owners (“Live Oak Online Banking Platform Agreement”).
(i)    Closing Certificate. Execute and deliver to the FDC Parties and Company, a certificate of an officer of Live Oak, dated the Closing Date, in form and substance reasonably satisfactory to the FDC Parties, confirming satisfaction of the conditions set forth in Section 8.2(b) and 8.2(c) hereof.

(j)    Other Documents. Execute and deliver to the FDC Parties and Company such other documents, instruments or certificates which are reasonably requested by the FDC Parties in connection with the consummation of the transactions at Closing as contemplated by this Agreement.
3.4    Company’s Obligations at Closing. At the Closing, Company shall, and Live Oak and the FDC Parties shall cause Company to:
(a)    Assignment and Assumption Agreement. Execute and deliver to the FDC Parties the FundsXpress Assignment and Assumption Agreement, and execute and deliver to Live Oak the Live Oak Assignment and Assumption Agreement.
(b)    Intellectual Property Transfer Documents. Execute and deliver to the FDC Parties the FundsXpress Intellectual Property Transfer Documents.
(c)    Limited Liability Company Agreement. Execute and deliver to the FDC Parties and Live Oak the LLC Agreement.
(d)    Transition Services Agreement. Execute and deliver to the FDC Parties the FundsXpress Transition Services Agreement, and execute and deliver to Live Oak the Live Oak Transition Services Agreement.
(e)    License Agreement. Execute and deliver to the FDC Parties the FundsXpress License Agreement.
(f)    Services and Digital Marketing Support Agreement. Execute and deliver to the FDC Parties the FundsXpress Services Agreement and execute and deliver to Live Oak the Digital Marketing Support Agreement.
(g)    Online Banking Platform Services Agreement. Execute and deliver to Live Oak the Online Banking Platform Services Agreement.
(h)    Other Documents. Execute and deliver to the FDC Parties or Live Oak such other documents, instruments or certificates which are reasonably requested by the FDC Parties or Live Oak in connection with the consummation of the transactions at Closing as contemplated by this Agreement.
3.5    Lease Arrangement. On the Closing Date, and until such date as a permanent operating location is made available to the Company, Live Oak agrees to make available to the Company, at Live Oak’s cost and expense, space sufficient for the Company’s operations as more particularly described on Exhibit 3.5(i), or as otherwise mutually agreed by the parties. The parties acknowledge that this office arrangement is intended to be temporary and that Live Oak or an Affiliate of Live Oak is developing office facilities that will include space for the Company’s operations. Upon completion of such facilities, Live Oak or an Affiliate of Live Oak will lease such space to the Company generally upon the terms and conditions outlined in Exhibit 3.5(ii), or upon such terms and conditions as otherwise mutually agreed by the parties; provided, that the parties agree that the Company shall not be required to pay rent pursuant to such lease until the date such leased space is made available to Company for the Company’s operations.

Article 4
FDC Parties Representations and Warranties
Subject to the disclosures, matters and information set forth in the disclosure schedules provided by the FDC Parties to Live Oak and attached to this Agreement as Exhibit 4, as updated and revised pursuant to Section 11.9 hereof (collectively, the “FDC Parties Disclosure Schedules”), the FDC Parties, jointly and severally, hereby represent and warrant to Live Oak as of the date hereof and to Live Oak and Company as of the Closing Date:
4.1    Organization and Qualification. Each of the FDC Parties is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has full corporate power and authority to own, operate or lease the assets now owned, operated or leased by it, including the FundsXpress Contributed Assets, and to carry on its business, including the FundsXpress Business, as currently conducted. Each of FXP and FXP Network is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the FundsXpress Contributed Assets or the conduct of the FundsXpress Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an FDC Parties Material Adverse Effect.
4.2    Authority; Enforceability. Each of the FDC Parties has full corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the FDC Parties of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of the FDC Parties and, if required, their Affiliates. This Agreement has been, and the other Transaction Agreements to which each of the FDC Parties is or will be a party have been or will be duly executed and delivered by the FDC Parties, and (assuming due authorization, execution and delivery by any other parties thereto) constitute or will constitute when executed and delivered by the FDC Parties legal, valid and binding obligations of the FDC Parties, enforceable against FDC Parties in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.
4.3    No Conflicts; Consents. The execution, delivery and performance by the FDC Parties of this Agreement and the other Transaction Agreements to which they are or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, after the giving of notice, or lapse of time or both, or otherwise: (a) violate or conflict with the organizational documents of the FDC Parties; (b) violate or conflict in any material respect with any Law or order of any Governmental Authority applicable to the FDC Parties, the FundsXpress Contributed Assets or the FundsXpress Business; (c) except as set forth on Section 4.3 of the FDC Parties Disclosure Schedules, in any material respect, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any FundsXpress Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the FundsXpress Contributed Assets. Except as set forth on Section 4.3 of the FDC Parties Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by the FDC Parties from any Person in connection with the execution, delivery and performance by the FDC Parties of this Agreement and the other Transaction Agreements to which they are or will be a party or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, waivers or authorizations which would not, individually or in the aggregate, have an FDC Parties Material Adverse Effect.
4.4    Title to FundsXpress Contributed Assets. FundsXpress has good and valid title to or a valid leasehold interest in all of the FundsXpress Contributed Assets, free and clear of Encumbrances other than Permitted Encumbrances. This Section 4.4 does not relate to the FundsXpress Intellectual Property (such items being the subject of Section 4.6).
4.5    Sufficiency of FundsXpress Contributed Assets. Except for (a) any FundsXpress Excluded Assets listed on Exhibit 1.3(a), (b) any assets, systems and personnel used to provide the services provided by the FDC Parties pursuant to the FundsXpress Transition Services Agreement and the FundsXpress Services Agreement, (c) any assets described in Section 4.5 of the FDC Parties Disclosure Schedule, and (d) the intellectual property subject to the FundsXpress License Agreement, the FDC Contributed Assets constitute (y) all of the material assets owned, used or leased by FundsXpress exclusively in connection with the operation of the FundsXpress Business as currently operated and (z) collectively constitute all of the assets currently used for the operation of the FundsXpress Business.
4.6    Intellectual Property.
(a)    Section 4.6(a) of the FDC Parties Disclosure Schedules contains a true and correct list of all registrations and applications for Patents, Trademarks, and domain names included in the FundsXpress Intellectual Property (the “Registered FundsXpress Intellectual Property Rights”). To the FDC Parties’ Knowledge, FundsXpress owns the Registered FDC Intellectual Property Rights free and clear of any Encumbrance, other than Permitted Encumbrances. All of the Registered FundsXpress Intellectual Property Rights are, to the Knowledge of the FDC Parties, valid, and have not expired or been cancelled, abandoned or otherwise terminated.
(b)    Except for (i) any Intellectual Property Rights constituting a FundsXpress Excluded Asset listed on Exhibit 1.3, and (ii) any Intellectual Property Rights licensed by FDC or its Affiliates to Company (or otherwise made available by FDC or its Affiliates to Company) pursuant to any Transaction Agreement, the FundsXpress Intellectual Property constitutes all of the material Intellectual Property Rights used in the operation of the FundsXpress Business as currently conducted.
(c)    As of the date of this Agreement, there is no Action pending or, to the Knowledge of the FDC Parties, threatened which challenge the validity or enforceability of any rights in respect of any of the FundsXpress Intellectual Property, or which allege that the FDC Parties or their applicable Affiliates or the operation of the FundsXpress Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. To the FDC Parties’ Knowledge, the present conduct of the FundsXpress Business does not infringe, misappropriate or violate in any material respect any Intellectual Property Rights of any third party. As of the date of this Agreement, to the Knowledge of the FDC Parties, no third party is infringing, misappropriating or violating in any material respect any FundsXpress Intellectual Property.
(d)    This Section 4.6 contains the exclusive representations and warranties of the FDC Parties relating to any Intellectual Property Rights.

4.7    Material FundsXpress Assigned Contracts.
(a)    Section 4.7(a) of the FDC Parties Disclosure Schedules sets forth a true, correct and complete list of all of the following FundsXpress Assigned Contracts (the “FundsXpress Material Contracts”):
(i)    Any Contract for the lease of personal property to or from any Person providing for lease payments or receipts in excess of $50,000 per annum and relating exclusively to the FundsXpress Business;
(ii)    Any Contract which provides for the purchase of supplies or equipment to be used exclusively in the FundsXpress Business, the remaining term of which exceeds one (1) year and which is reasonably anticipated to involve individual or aggregate payments or consideration of $100,000 or more per year;
(iii)    Any Contract for the sale exclusively by the FundsXpress Business of products or services, the remaining term of which exceeds one (1) year and which is reasonably anticipated to involve individual or aggregate payments or consideration of $200,000 or more per year;
(iv)    Any Contract with a consultant or independent contractor relating exclusively to the FundsXpress Business;
(v)    Any Contract relating exclusively to the FundsXpress Business creating a partnership, joint venture or similar arrangement;
(vi)    Any Contract that restricts the ability of the FundsXpress Business to enter into, engage in or compete in any line of business or geographic area;
(vii)    Any written Contract for the employment of any FundsXpress Employee;
(viii)    Any Contract for a service or maintenance relationship relating exclusively to the FundsXpress Business that has a remaining term in excess of one (1) year, that cannot be terminated by FundsXpress by giving ninety (90) days’ notice or less, and requires annual payments by FundsXpress in excess of $50,000;
(ix)    Any Contract pursuant to which the FundsXpress Business has continuing and material indemnification obligations to any Person other than agreements with customers entered into in the ordinary course of business;
(x)    Any Contract with any FundsXpress Employee including any severance, retention, non-competition or severance obligations; and
(xi)    Any Contract under which any change-in-control payment or similar compensation obligations would become payable by the FundsXpress Business by reason of the consummation of the transactions contemplated by this Agreement.
(b)    The FDC Parties have made available to Live Oak true, correct and complete copies of each written FundsXpress Material Contract (including all modifications, amendments and supplements thereto and all written waivers thereunder) and a summary of the material terms of any FundsXpress Material Contract that is an oral Contract.
(c)    Each FundsXpress Material Contract is a valid and binding agreement of FundsXpress, is in full force and effect and is enforceable against FundsXpress, and, to the Knowledge of the FDC Parties, the

other parties thereto, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. To the Knowledge of the FDC Parties, FundsXpress and the other parties thereto have performed in all material respects the obligations required to be performed by them under each FundsXpress Material Contract. As of the date of this Agreement, to the Knowledge of the FDC Parties, no event has occurred that, with notice or lapse of time or both, would in any material respect constitute a default, violation or breach under the terms of any such FundsXpress Material Contract by FundsXpress or, to the Knowledge of the FDC Parties, any other party thereto or would result in a termination of, cause or permit the acceleration of any right or obligation under, or the loss of any material benefit under, any FundsXpress Material Contract.
4.8    FundsXpress Permits. Section 4.8 of the FDC Parties Disclosure Schedules lists all material Permits of FundsXpress exclusively related to the FundsXpress Business, true, correct and complete copies of which have been made available to Live Oak. To the Knowledge of the FDC Parties, such Permits constitute all material Permits necessary to operate the FundsXpress Business as currently conducted, and, FundsXpress or its applicable Affiliates are in compliance in all material respects with such material Permits. Except as set forth in Section 4.8 of the FDC Parties Disclosure Schedules, each such Permit is valid and in full force and effect. There are no Actions pending which might reasonably be expected to result in the revocation or termination of any such material Permit.
4.9    Compliance with Laws. As of the date of this Agreement, to the Knowledge of the FDC Parties, (a) the FDC Parties are in compliance in all material respects with all Laws applicable to the FundsXpress Contributed Assets or the FundsXpress Business; and (b) none of the FDC Parties or their Affiliates has received any written notice from any Governmental Authority alleging any material violation or material breach of any Law with respect to or involving the FundsXpress Contributed Assets or the FundsXpress Business. As of the date of this Agreement, to the Knowledge of the FDC Parties, none of FDC Parties or their Affiliates is under investigation by any Governmental Authority with respect to any failure to comply with any provision of applicable Law with respect to or involving the FundsXpress Contributed Assets or the FundsXpress Business.
4.10    Taxes. With respect to the FundsXpress Business and the FundsXpress Contributed Assets: (a) all tax returns required to be filed with respect to any period prior to the date hereof and the Closing Date have been filed or, if not yet due, will be timely filed; and (b) all taxes due with respect to the ownership and operation of the FundsXpress Business prior to Closing have been paid in full or will be timely paid in full by the FDC Parties or their Affiliates by the applicable due date. There are no pending or, to the Knowledge of the FDC Parties, threatened audits, examinations, investigations or other proceedings in respect of taxes relating exclusively to the FundsXpress Contributed Assets or the FundsXpress Business. No tax authority has asserted in writing or, to the FDC Parties’ Knowledge, is now threatening to assert against any of the FDC Parties any deficiency or claim for taxes with respect to the FundsXpress Business or the FundsXpress Contributed Assets, and, to the FDC Parties’ Knowledge, there is no reasonable basis for any such assertion. There are no Encumbrances for taxes upon the FundsXpress Contributed Assets other than Permitted Encumbrances for property or ad valorem taxes not yet due or payable.
4.11    Financial Information. Section 4.11 of the FDC Parties Disclosure Schedules contains true, correct and complete copies of the balance sheet of the FundsXpress Business as of December 31, 2016, together with the income statement for the FundsXpress Business for the year ended December 31, 2016 (“FundsXpress Financial Statements”). The FundsXpress Financial Statements have been compiled by management from the FDC Parties’ books and records and internal financial systems and source documentation that are used by FDC to compile its consolidated financial statements, which source documentation is subject to the controls and procedures of FDC’s accounting systems. This source documentation is prepared in accordance with the internal accounting policies used by FDC for external reporting purposes, which are consistent with GAAP, subject to normal year-end adjustments and the omission of footnotes. The FundsXpress Financial Statements present fairly in all material respects the information purported to be represented thereby as of the relevant dates thereof and for the periods covered thereby.
4.12    Employee Matters. Section 4.12 of the FDC Parties Disclosure Schedules contains a true and correct list of all of all FundsXpress Employees, including date of employment, job title and hourly wage or salary, as of the date of this Agreement. None of the FDC Parties is a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the FundsXpress Employees. There are no (i) labor strikes, slowdowns, lockouts, representation or certification campaigns or work stoppages with respect to the FundsXpress Employees pending, or to the Knowledge of the FDC Parties, threatened, and (ii) material complaints, claims, charges, or investigations pending, or to the Knowledge of the FDC Parties, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or federal Department of Labor, or any other Governmental Authority responsible for regulating labor relations or employment practices in respect of the FundsXpress Business or the FundsXpress Employees. With respect to the FundsXpress Employees, to the Knowledge of the FDC Parties, FundsXpress has complied in all material respects with all applicable federal, state and local laws, rules, and regulations relating to employment and employment practices, terms and conditions of employment, the payment of wages for hours worked, and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities, discrimination and harassment, family and medical leave, military leave, collective bargaining, occupational health and safety, and immigration.
4.13    Employee Plans. Section 4.13 of the FDC Parties Disclosure Schedules lists all material Benefit Plans relating to the FundsXpress Employees. For purposes of this Section, Section 5.13, Article IV and Article V, the term “Benefit Plan” includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including any “pension plan” (“Pension Plan”) as defined in Section 3(2) of ERISA, and any “welfare plan”, as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (a) to which any of the FDC Parties is a party or by which it is bound; (b) with respect to which any of the FDC Parties has made any payments or contributions; or (c) to which any of the FDC Parties may otherwise have any liability, and, in each such case, to the extent related to the FundsXpress Employees. “Benefit Plan” shall not include any government or union sponsored employee benefit arrangements. With respect to the FundsXpress Business, except as set forth on Section 4.13 of the FDC Parties Disclosure Schedule:
(a)    Each of the FDC Parties and their Affiliates that sponsors a Benefit Plan has complied in all material respects with all applicable Laws governing each Benefit Plan. No lawsuits or, to the FDC Parties’ Knowledge, written complaints to, or by, any Person, are pending with respect to any Benefit Plan.

(b)    None of the FDC Parties and any Affiliate thereof that sponsors a Benefit Plan has taken any action, or failed to take any action, that could expose them to any Liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Benefit Plan.

(c)    None of the FDC Parties and any Affiliate thereof that sponsors a Benefit Plan has any Liability to any plan participant, beneficiary or other Person under any provision of ERISA or any other applicable

Law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Benefit Plan. None of the FDC Parties or any Affiliate thereof that sponsors a Benefit Plan is in arrears with respect to any contributions under any Benefit Plan.

(d)    None of the FDC Parties is a participating employer in a multi-employer plan (as defined in Section 3(37) of ERISA) with respect to the FundsXpress Employees.

4.14    Software.
(a)    Set forth on Section 4.14 of the FDC Parties Disclosure Schedules is a list of (i) all material computer software programs and databases owned by the FDC Parties or their Affiliates and used exclusively in connection with the FundsXpress Business (the “FundsXpress Proprietary Software”), and (ii) all material computer software programs and databases (excluding, however, any programs or databases licensed or used pursuant to any off-the-shelf, shrink-wrap or click-through license agreements) which are licensed to the FDC Parties or their Affiliates from third parties and used exclusively in connection with the FundsXpress Business (the “FundsXpress Licensed Software”)
(b)    The FDC Parties or their Affiliates own the FundsXpress Proprietary Software, and the FDC Parties or their Affiliates have not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the FundsXpress Proprietary Software. The FDC Parties or their Affiliates hold valid licenses to use all copies of the FundsXpress Licensed Software.
(c)    Except as set forth on Section 4.14 of the FDC Parties Disclosure Schedules, to the FDC Parties’ Knowledge, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was incorporated into or used in the development or modification of any FundsXpress Proprietary Software where, as a result of the use of such open source or public library software: (i) any of the FDC Parties and their Affiliates is obligated to make available to third parties the source code for the otherwise FundsXpress Proprietary Software; (ii) third parties are permitted to create any derivative work based on the FundsXpress Proprietary Software or any part thereof; or (iii) third parties are permitted to distribute or redistribute FundsXpress Proprietary Software at no charge.
4.15    Privacy and Data Security. The FDC Parties have a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the FundsXpress Business and, to the FDC Parties’ Knowledge, is and has been in compliance in all material respects with such privacy policy. To the FDC Parties’ Knowledge, the FDC Parties have complied at all times in all material respects with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information. As of the date of this Agreement, to the FDC Parties’ Knowledge, no Person (including any Governmental Authority) has commenced any Action relating to the FundsXpress Business’s information privacy or data security practices or threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices. The execution, delivery, and performance of this Agreement and the other Transaction Agreements and the consummation of the contemplated transactions will not violate in any material respect any privacy policy of the FDC Parties. The FDC Parties have established and implemented policies, programs, and procedures that, to the FDC Parties’ Knowledge, are generally consistent with applicable industry practices, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. To the Knowledge of the

FDC Parties, the FundsXpress Business has not, within the past two (2) years experienced any material loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the FundsXpress Business’s possession, custody, or control, or otherwise held or processed on its behalf.
4.16    Legal Proceedings. As of the date of this Agreement, there is no Action of any nature pending or, to the FDC Parties’ Knowledge, threatened against or by any of the FDC Parties or their Affiliates (a) relating to or affecting the FundsXpress Contributed Assets or the FundsXpress Business, except for disputes with customers that individually or in the aggregate do not exceed $100,000; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Agreements.
4.17    Absence of Certain Changes. Since December 31, 2016 through the date hereof, the FundsXpress Business has been conducted in all material respects in the ordinary course consistent with past practice, and there has been no FDC Parties Material Adverse Effect. Without limiting the foregoing, and except as disclosed on Section 4.17 of the FDC Parties Disclosure Schedules, since December 31, 2016 and with respect to the FundsXpress Business and the FundsXpress Contributed Assets:
(a)    To the Knowledge of the FDC Parties, none of the FDC Parties or their Affiliates has incurred any material Liabilities, except in the ordinary course of business consistent with past practice;
(b)    None of the FDC Parties or their Affiliates has entered into any material transactions, agreements or events or waived any material rights or terminated any material agreement other than in the ordinary course of business consistent with past practice;
(c)    None of the FDC Parties or their Affiliates has (i) increased the level of benefits under any Benefit Plan, the salary, wages or other benefits or compensation (including severance) payable or to become payable to any of the officers, directors or employees of FundsXpress, or (ii) become obligated to pay any bonus or other additional salary or compensation to any such officers, directors or employees or (iii) terminated any officer or other senior employee, in each case, other than in the ordinary course of business consistent with past practice;
(d)    None of the FDC Parties or their Affiliates has made or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $100,000;
(e)    None of the FDC Parties or their Affiliates has made any material capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions);
(f)    None of the FDC Parties or their Affiliates has made any material change in the manner of conducting its business;
(g)    No material (individually or in the aggregate) asset or property used by the FundsXpress Business has been sold, leased, assigned or transferred outside the ordinary course of business or destroyed, damaged or otherwise lost (whether or not covered by insurance), and none of the FDC Parties or their Affiliates has suffered any event that has caused a material disruption of the operations of the FundsXpress Business;
(h)    None of the FDC Parties or their Affiliates has suffered any FDC Parties Material Adverse Effect; and

(i)    None of the FDC Parties or their Affiliates has entered into any commitment (contingent or otherwise) to do any of the foregoing.
4.18    Related Party Transactions. Section 4.18 of the FDC Parties Disclosure Schedules sets forth a true, correct and complete description of (a) all significant services provided by FDC or other divisions, businesses or Affiliates of FDC to the FundsXpress Business, (b) all significant services provided by the FundsXpress Business to other divisions, businesses, or Affiliates of FDC, and (c) all other significant transactions between the FundsXpress Business, on the one hand, and the other divisions, businesses or Affiliates of FDC, on the other hand.
4.19    Undisclosed Liabilities. As of the date of this Agreement, to the Knowledge of the FDC Parties, none of the FDC Parties has any material (individually or in the aggregate) Liabilities relating to or arising from the FundsXpress Business or the FundsXpress Contributed Assets except: (a) those Liabilities set forth on Section 4.19 of the FDC Parties Disclosure Schedules, (b) liabilities to the extent reflected on the balance sheet contained in the FundsXpress Financial Statements, (c) liabilities to the extent incurred in the ordinary course of business consistent with past practices of FundsXpress since the date of the FundsXpress Financial Statements, and which are in nature and amount consistent with those reflected in the FundsXpress Financial Statements, and (d) executory obligations set forth in Contracts entered into by FundsXpress in connection with the FundsXpress Business in the ordinary course of business that are not in respect of any breach, violation or default thereunder.
4.20    Insurance. Section 4.20 of the FDC Parties Disclosure Schedules contains a true, correct and complete list and description of all policies of insurance presently held by or for the benefit of the FDC Parties or their Affiliates with respect to the FundsXpress Business or the FundsXpress Contributed Assets. Each such policy is valid and in full force and effect, and none of the FDC Parties or their Affiliates is, and to the Knowledge of the FDC Parties, any insurance company party thereto is not in material default thereunder. No notice has been received by the FDC Parties or their Affiliates from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such insurance policy. Section 4.20 of the FDC Parties Disclosure Schedules sets forth a complete and accurate list of all claims made under any such policy during the preceding three (3) years with respect to the FundsXpress Business or the FundsXpress Contributed Assets.
4.21    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements based on arrangements made by or on behalf of the FDC Parties or their Affiliates.
4.22    Securities Matters. The FDC Parties are acquiring a membership interest in Company (the “FundsXpress Membership Interest”) solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The FDC Parties acknowledge that the FundsXpress Membership Interest is not registered under the Securities Act, or any state securities laws, and that the FundsXpress Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The FDC Parties are able to bear the economic risk of holding the FundsXpress Membership Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
4.23    Inspections; No other Representations. The FDC Parties are informed and sophisticated entities, and have engaged expert advisors, experienced in the evaluation of property and assets such as the Live Oak Contributed Assets as contemplated hereunder. The FDC Parties have undertaken such investigation and have been provided with and have evaluated such documents and information as they have deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each other Transaction Agreements to which they are or will be a party. The FDC Parties acknowledge and agree that the Live Oak Contributed Assets will be contributed “as is,” and the FDC Parties agree to accept the Live Oak Contributed Assets, in the condition they are in on the Closing Date based on their own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Live Oak, its Affiliates or any of its Representatives, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, the FDC Parties acknowledge that Live Oak makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the FDC Parties or their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Digital Banking Platform or the future business and operations of the Digital Banking Platform or (ii) any other information or documents made available to the FDC Parties or their Representatives with respect to the Digital Banking Platform, except as expressly set forth in this Agreement.
4.24    Accounts Receivable. To the Knowledge of the FDC Parties, all FundsXpress Accounts Receivable will represent at the Closing valid obligations arising from bona fide sales actually made or services actually performed in the ordinary course of the business, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. Section 4.24 of the FDC Parties Disclosure Schedules sets forth an aged receivables listing of the FundsXpress Accounts Receivable existing as of three (3) Business Days prior to the date of this Agreement.
4.25    Material Customers. Section 4.25 of the FDC Parties Disclosure Schedules sets forth a true, correct and complete list of the names of each customer of the FundsXpress Business that, during the twelve (12) month period ending on April 30, 2017, represented FundsXpress revenue during such period of One Hundred Thousand Dollars ($100,000) or more (each a “Material FundsXpress Customer”). Between December 31, 2016 through the date of this Agreement, none of the FDC Parties or their Affiliates has received any written notice from any Material Customer that it plans, after the date of this Agreement, to cease purchasing goods or services or substantially reduce its purchases from, or sales to, the FundsXpress Business, and to the Knowledge of the FDC Parties, no material adverse change has occurred in the business relationship with any Material Customer.
Article 5
Live Oak Representations and Warranties
Subject to the disclosures, matters and information set forth in the disclosure schedules provided by Live Oak to the FDC Parties and attached to this Agreement as Exhibit 5, as updated and revised pursuant to Section 11.9 hereof (collectively, the “Live Oak Disclosure Schedules”, and together with the FDC Parties Disclosure Schedules, collectively, Disclosure Schedules”), Live Oak hereby represents and warrants to the FDC Parties as of the date hereof and to the FDC Parties and Company as of the Closing Date:
5.1    Organization and Qualification. Live Oak is a corporation duly organized, validly existing and in good standing under the Laws of the state of North Carolina and has full corporate power and authority to own, operate or lease the assets now owned, operated or leased by it, including the Live Oak Contributed Assets, and to carry on its business as currently conducted. Live Oak is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the Live Oak Contributed Assets or the conduct of the Digital Banking Platform as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Live Oak Material Adverse Effect.
5.2    Authority; Enforceability. Live Oak has full corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Live Oak of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Live Oak and, if required, its Affiliates. This Agreement has been, and the other Transaction Agreements to which Live Oak is or will be a party have been or will be duly executed and delivered by Live Oak, and (assuming due authorization, execution and delivery by any other parties thereto) constitute or will constitute when executed and delivered by Live Oak legal, valid and binding obligations of Live Oak, enforceable against Live Oak in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.
5.3    No Conflicts; Consents. The execution, delivery and performance by Live Oak of this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, after the giving of notice, or lapse of time or both, or otherwise: (a) violate or conflict with the organizational documents of Live Oak or its Affiliates; (b) violate or conflict in any material respect with any Law or order of any Governmental Authority applicable to Live Oak, its Affiliates, or the Live Oak Contributed Assets; (c) except as set forth on Section 5.3 of the Live Oak Disclosure Schedules, in any material respect, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Live Oak Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Live Oak Contributed Assets. Except as set forth on Section 5.3 of the Live Oak Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Live Oak or its Affiliates from any Person in connection with the execution, delivery and performance by Live Oak of this Agreement and the other Transaction Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, waivers or authorizations which would not, individually or in the aggregate, have a Live Oak Material Adverse Effect
5.4    Title to Live Oak Contributed Assets. Live Oak has good and valid title to or a valid leasehold interest in all of the Live Oak Contributed Assets, free and clear of Encumbrances other than Permitted Encumbrances. This Section 5.4 does not relate to the Live Oak Intellectual Property (such items being the subject of Section 5.6).
5.5    Sufficiency of Live Oak Contributed Assets. Except for (a) any Live Oak Excluded Assets listed on Exhibit 1.3(b), (b) any assets, systems and personnel used to provide the services provided by the Live Oak Parties pursuant to the Live Oak Transition Services Agreement and the Live Oak Online Banking Platform Agreement, and (c) any assets described in Section 5.5 of the Live Oak Disclosure Schedule, the Live Oak Contributed Assets constitute all of the material assets owned, used or leased by Live Oak or its Affiliates exclusively in connection with the operation of the Digital Banking Platform as currently operated.

5.6    Intellectual Property.
(a)    Section 5.6(a) of the Live Oak Disclosure Schedules contains a true and correct list of all registrations and applications for Patents, Trademarks, and domain names included in the Live Oak Intellectual Property (the “Registered Live Oak Intellectual Property Rights”). To Live Oak’s Knowledge, Live Oak or its applicable Affiliates own the Registered Live Oak Intellectual Property Rights free and clear of any Encumbrance, other than Permitted Encumbrances. All of the Registered Live Oak Intellectual Property Rights are, to the Knowledge of Live Oak, valid, and have not expired or been cancelled, abandoned or otherwise terminated.
(b)    Except for (i) any Intellectual Property Rights constituting a Live Oak Excluded Asset listed on Exhibit 1.3, and (ii) any Intellectual Property Rights licensed by Live Oak or its Affiliates to Company (or otherwise made available by Live Oak or its Affiliates to Company) pursuant to any Transaction Agreement, the Live Oak Intellectual Property constitutes all of the material Intellectual Property Rights used in the operation of the Digital Banking Platform as currently conducted.
(c)    As of the date of this Agreement, there is no action pending or, to the Knowledge of Live Oak, threatened which challenge the validity or enforceability of any rights in respect of any of the Live Oak Intellectual Property, or which allege that Live Oak or its applicable Affiliates or the operation of the Digital Banking Platform infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. To Live Oak’s Knowledge, the present conduct of the Digital Banking Platform does not infringe, misappropriate or violate in any material respect any Intellectual Property Rights of any third party. As of the date of this Agreement, to the Knowledge of Live Oak, no third party is infringing, misappropriating or violating in any material respect any Live Oak Intellectual Property
(d)    This Section 5.6 contains the exclusive representations and warranties of Live Oak relating to any Intellectual Property Rights.
5.7    Material Live Oak Assigned Contracts.
(a)    Section 5.7(a) of the Live Oak Disclosure Schedule sets forth a true, correct and complete list of all of the following Live Oak Assigned Contracts (the “Live Oak Material Contracts”):
(i)    Any Contract for the lease of personal property to or from any Person providing for lease payments or receipts in excess of $50,000 per annum and relating exclusively to the Digital Banking Platform;
(ii)    Any Contract which provides for the purchase of supplies or equipment to be used exclusively in the Digital Banking Platform, the remaining term of which exceeds one (1) year and which is reasonably anticipated to involve individual or aggregate payments or consideration of $100,000 or more per year;
(iii)    Any Contract for the sale exclusively by the Digital Banking Platform of products or services, the remaining term of which exceeds one (1) year and which is reasonably anticipated to involve individual or aggregate payments or consideration of $200,000 or more per year;
(iv)    Any Contract with a consultant or independent contractor relating exclusively to the Digital Banking Platform;

(v)    Any Contract relating exclusively to the Digital Banking Platform creating a partnership, joint venture or similar arrangement;
(vi)    Any Contract that restricts the ability of the Digital Banking Platform to enter into, engage in or compete in any line of business or geographic area;
(vii)    Any written Contract for the employment of any Digital Banking Platform Employee;
(viii)    Any Contract for a service or maintenance relationship relating exclusively to the Digital Banking Platform that has a remaining term in excess of one (1) year, that cannot be terminated by Live Oak by giving ninety (90) days’ notice or less, and requires annual payments by Live Oak in excess of $50,000;
(ix)    Any Contract pursuant to which the Digital Banking Platform has continuing and material indemnification obligations to any Person other than agreements with customers entered into in the ordinary course of business;
(x)    Any Contract with any Digital Banking Platform Employee including any severance, retention, non-competition or severance obligations; and
(xi)    Any Contract under which any change-in-control payment or similar compensation obligations would become payable by Live Oak exclusively related to the Digital Banking Platform by reason of the consummation of the transactions contemplated by this Agreement.
(b)    Live Oak has made available to the FDC Parties true, correct and complete copies of each written Live Oak Material Contract (including all modifications, amendments and supplements thereto and all written waivers thereunder) and a summary of the material terms of any Live Oak Material Contract that is an oral Contract.
(c)    Each Live Oak Material Contract is a valid and binding agreement of Live Oak or an applicable Affiliate thereof, is in full force and effect and is enforceable against Live Oak or its applicable Affiliates, and, to the Knowledge of Live Oak, the other parties thereto, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. To the Knowledge of Live Oak, Live Oak and its applicable Affiliates and the other parties thereto have performed in all material respects the obligations required to be performed by them under each Live Oak Material Contract. As of the date of this Agreement, to the Knowledge of Live Oak, no event has occurred that, with notice or lapse of time or both, would in any material respect constitute a default, violation or breach under the terms of any such Live Oak Material Contract by Live Oak or its applicable Affiliate or, to the Knowledge of Live Oak, any other party thereto or would result in a termination of, cause or permit the acceleration of any right or obligation under, or the loss of any material benefit under, any Live Oak Material Contract.
5.8    Live Oak Permits. Section 5.8 of the Live Oak Disclosure Schedules lists all material Permits of Live Oak or its applicable Affiliates exclusively related to the Digital Banking Platform, true, correct and complete copies of which have been made available to FundsXpress. To the Knowledge of the Live Oak Parties, such Permits constitute all material Permits necessary to operate the Digital Banking Platform as currently conducted, and Live Oak or its applicable Affiliates are in compliance in all material respects with such material Permits. Except as set forth in Section 5.8 of the Live Oak Disclosure Schedules, each such Permit is valid and in full force and effect. There are no Actions pending which might reasonably be expected to result in the revocation or termination of any such material Permit.
5.9    Compliance with Laws. As of the date of this Agreement, to the Knowledge of Live Oak, Live Oak is in compliance in all material respects with all Laws applicable to the Live Oak Contributed Assets or the Digital Banking Platform; and neither Live Oak nor any of its Affiliates has received any written notice from any Governmental Authority alleging any material violation or material breach of any Law with respect to or involving the Live Oak Contributed Assets or the Digital Banking Platform. As of the date of this Agreement, to the Knowledge of Live Oak, none of Live Oak or its Affiliates is under investigation by any Governmental Authority with respect to any failure to comply with any provision of applicable Law with respect to or involving the Live Oak Contributed Assets or the Digital Banking Platform.
5.10    Taxes. With respect to the Digital Banking Platform and the Live Oak Contributed Assets: (a) all tax returns required to be filed with respect to any period prior to the date hereof and the Closing Date have been filed or, if not yet due, will be timely filed; and (b) all taxes due with respect to the ownership and operation of the Digital Banking Platform prior to Closing have been paid in full or will be timely paid in full by Live Oak or its Affiliates by the applicable due date. There are no pending or, to the Knowledge of Live Oak, threatened audits, examinations, investigations or other proceedings in respect of taxes relating exclusively to the Live Oak Contributed Assets or the Digital Banking Platform. No tax authority has asserted in writing or, to Live Oak’s Knowledge, is now threatening to assert against Live Oak or any of its Affiliates any deficiency or claim for taxes with respect to the Digital Banking Platform or the Live Oak Contributed Assets, and, to Live Oak’s Knowledge, there is no reasonable basis for any such assertion. There are no Encumbrances for taxes upon the Live Oak Contributed Assets other than Permitted Encumbrances for property or ad valorem taxes not yet due or payable.
5.11    [Reserved.]
5.12    Employee Matters. Section 5.12 of the Live Oak Disclosure Schedule contains a true and correct list of all of all Digital Banking Platform Employees, including date of employment, job title and hourly wage or salary as of the date of this Agreement. Neither Live Oak nor any Affiliate thereof is a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the Digital Banking Platform Employees. There are no (i) labor strikes, slowdowns, lockouts, representation or certification campaigns or work stoppages with respect to the Digital Banking Platform Employees pending, or to the Knowledge of Live Oak, threatened, and (ii) material complaints, claims, charges, or investigations pending, or to the Knowledge of Live Oak, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or federal Department of Labor, or any other Governmental Authority responsible for regulating labor relations or employment practices in respect of the Digital Banking Platform or the Digital Banking Platform Employees. With respect to the Digital Banking Platform Employees, to the Knowledge of Live Oak, Live Oak has complied in all material respects with all applicable federal, state and local laws, rules, and regulations relating to employment and employment practices, terms and conditions of employment, the payment of wages for hours worked, and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities, discrimination and harassment, family and medical leave, military leave, collective bargaining, occupational health and safety, and immigration.

5.13    Employee Plans. Section 5.13 of the Live Oak Disclosure Schedule lists all material Benefit Plans relating to the Digital Banking Platform Employees. With respect to the Digital Banking Platform, except as set forth on Section 5.13 of the Live Oak Disclosure Schedule:
(a)    Live Oak and each Affiliate of Live Oak that sponsors a Benefit Plan have complied in all material respects with all applicable Laws governing each Benefit Plan. No lawsuits or, to Live Oak’s Knowledge, written complaints to, or by, any Person, are pending with respect to any Benefit Plan.

(b)    Neither Live Oak nor any Affiliate of Live Oak that sponsors a Benefit Plan has taken any action, or failed to take any action, that could them to any Liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Benefit Plan.

(c)    Neither Live Oak nor any Affiliate of Live Oak that sponsors a Benefit Plan has any Liability to any plan participant, beneficiary or other Person under any provision of ERISA or any other applicable Law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Benefit Plan. Neither Live Oak nor any Affiliate of Live Oak that sponsors a Benefit Plan is in arrears with respect to any contributions under any Benefit Plan.

(d)    Live Oak is not a participating employer in a multi-employer plan (as defined in Section 3(37) of ERISA) with respect to the Digital Banking Platform Employees.

5.14    Software.
(a)    Set forth on Section 5.14 of the Live Oak Disclosure Schedule is a list of (i) all material computer software programs and databases owned by Live Oak or its Affiliates and used exclusively in connection with the Digital Banking Platform (the “Live Oak Proprietary Software”), and (ii) all material computer software programs and databases (excluding, however, any programs or databases licensed or used pursuant to any off-the-shelf, shrink-wrap or click-through license agreements) which are licensed to Live Oak or its Affiliates from third parties and used exclusively in connection with the Digital Banking Platform (the “Live Oak Licensed Software”).
(b)    Live Oak or its Affiliates own the Live Oak Proprietary Software, and Live Oak or its Affiliates have not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Live Oak Proprietary Software. Live Oak or its Affiliates hold valid licenses to use all copies of the Live Oak Licensed Software.
(c)    Except as set forth on Section 5.14 of the Live Oak Disclosure Schedules, to Live Oak’s Knowledge, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was incorporated into or used in the development or modification of any Live Oak Proprietary Software where, as a result of the use of such open source or public library software: (i) Live Oak is obligated to make available to third parties the source code for the otherwise Live Oak Proprietary Software; (ii) third parties are permitted to create any derivative work based on the Live Oak Proprietary Software or any part thereof; or (iii) third parties are permitted to distribute or redistribute Live Oak Proprietary Software at no charge.
5.15    Privacy and Data Security. Live Oak has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the Digital Banking Platform and, to Live Oak’s Knowledge, is and has been in compliance in all material respects with such privacy policy. To Live Oak’s

Knowledge, Live Oak has complied at all times in all material respects with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information. As of the date of this Agreement, to Live Oak’s Knowledge, no Person (including any Governmental Authority) has commenced any Action relating to the Digital Banking Platform’s information privacy or data security practices or threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices. The execution, delivery, and performance of this Agreement and the other Transaction Agreements and the consummation of the contemplated transactions will not violate in any material respect any privacy policy of Live Oak. Live Oak has established and implemented policies, programs, and procedures that, to Live Oak’s Knowledge, are generally consistent with applicable industry practices, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. To the Knowledge of Live Oak, the Digital Banking Platform has not, within the past two (2) years experienced any material loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the Digital Banking Platform’s possession, custody, or control, or otherwise held or processed on its behalf.
5.16    Legal Proceedings. As of the date of this Agreement, there is no Action of any nature pending or, to Live Oak’s Knowledge, threatened against or by Live Oak or any of its Affiliates (a) relating to or affecting the Live Oak Contributed Assets or the Digital Banking Platform; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Agreements.
5.17    Absence of Certain Changes. Since December 31, 2016 through the date hereof, the Digital Banking Platform has been conducted in all material respects in the ordinary course consistent with past practice, and there has been no Live Oak Material Adverse Effect. Without limiting the foregoing, and except as disclosed on Section 5.17 of the Live Oak Disclosure Schedules, since December 31, 2016 and with respect to the Digital Banking Platform or the Live Oak Contributed Assets:
(a)    To Live Oak’s Knowledge, Live Oak and its Affiliates have not incurred any material Liabilities, except in the ordinary course of business consistent with past practice;
(b)    Live Oak and its Affiliates have not entered into any material transactions, agreements or events or waived any material rights or terminated any material agreement other than in the ordinary course of business consistent with past practice;
(c)    Live Oak and its Affiliates have not (i) increased the level of benefits under any Benefit Plan, the salary, wages or other benefits or compensation (including severance) payable or to become payable to any of the officers, directors or employees of Live Oak, or (ii) become obligated to pay any bonus or other additional salary or compensation to any such officers, directors or employees or (iii) terminated any officer or other senior employee, in each case, other than in the ordinary course of business consistent with past practices;
(d)    Live Oak and its Affiliates have not made or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $100,000;
(e)    Live Oak and its Affiliates have not made any material capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions);

(f)    Live Oak and its Affiliates have not made any material change in the manner of conducting its business;
(g)    No material (individually or in the aggregate) asset or property used by the Digital Banking Platform has been sold, leased, assigned or transferred outside the ordinary course of business or destroyed, damaged or otherwise lost (whether or not covered by insurance), and Live Oak have not suffered any event that has caused a material disruption of the operations of the Digital Banking Platform;
(h)    Live Oak and its Affiliates have not suffered any Live Oak Material Adverse Effect; and
(i)    Live Oak and its Affiliates have not entered into any commitment (contingent or otherwise) to do any of the foregoing.
5.18    Related Party Transactions. Section 5.18 of the Live Oak Disclosure Schedule sets forth a true, correct and complete description of (a) all significant services provided by other divisions and businesses of Live Oak or its Affiliates to the Digital Banking Platform as of the date of this Agreement, (b) all significant services provided by the Digital Banking Platform to other divisions and businesses of Live Oak or its Affiliates, and (c) all other significant transactions between the Digital Banking Platform, on the one hand, and the other divisions and businesses of Live Oak or its Affiliates, on the other hand.
5.19    Undisclosed Liabilities. As of the date of this Agreement, to Live Oak’s Knowledge, Live Oak and its Affiliates have no material (individually or in the aggregate) Liabilities relating to or arising from the Digital Banking Platform or the Live Oak Contributed Assets except: (a) those Liabilities set forth on Section 5.19 of the Live Oak Disclosure Schedules, (b) liabilities to the extent incurred in the ordinary course of business consistent with past practices of Live Oak, and (c) executory obligations set forth in Contracts entered into by Live Oak or its Affiliates in connection with the Digital Banking Platform in the ordinary course of business that are not in respect of any breach, violation or default thereunder.
5.20    Insurance. Section 5.20 of the Live Oak Disclosure Schedules contains a true, correct and complete list and description of all policies of insurance presently held by or for the benefit of Live Oak or its Affiliates with respect to the Digital Banking Platform or the Live Oak Contributed Assets. Each such policy is valid and in full force and effect, and Live Oak and its Affiliates are not, and to the Knowledge of Live Oak, any insurance company party thereto is not in material default thereunder. No notice has been received by Live Oak or its Affiliates from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such insurance policy. Section 5.20 of the Live Oak Disclosure Schedules sets forth a complete and accurate list of all claims made under any such policy during the preceding three (3) years with respect to the Digital Banking Platform or the Live Oak Contributed Assets.
5.21    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements based on arrangements made by or on behalf of Live Oak or any of its Affiliates.
5.22    Securities Matters. Live Oak is acquiring a membership interest in Company (the “Live Oak Membership Interest”) solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Live Oak acknowledges that the Live Oak Membership Interest is not registered under the Securities Act, or any state securities laws, and that the Live Oak Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Live Oak is able to bear the economic risk of holding the Live Oak Membership Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
5.23    Inspections; No other Representations. Live Oak is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the FundsXpress Contributed Assets as contemplated hereunder. Live Oak has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each other Transaction Agreements to which it is or will be a party. Live Oak acknowledges and agrees that the FundsXpress Contributed Assets will be contributed “as is” and Live Oak agrees to accept the FundsXpress Contributed Assets, in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the FDC Parties or any of their Representatives, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Live Oak acknowledges that the FDC Parties make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Live Oak, its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the FundsXpress Business or the future business and operations of the FundsXpress Business or (ii) any other information or documents made available to Live Oak or Affiliates or Representatives with respect to the FundsXpress Business, except as expressly set forth in this Agreement.
Article 6
COVENANTS

6.1    Conduct of Business.
(a)    From the date hereof until the Closing Date, except (a) as set forth in Exhibit 6.1(b), (b) as contemplated by this Agreement and the other Transaction Agreements, (c) as required by applicable Law, or (d) with the mutual written consent of the Owners (which shall not be unreasonably withheld, conditioned or delayed), (i) the FDC Parties shall use commercially reasonable efforts to conduct the FundsXpress Business (including the FundsXpress Contributed Assets) in all material respects in the ordinary course consistent with past practice; and (ii) Live Oak shall use commercially reasonable efforts to conduct the Digital Banking Platform (including the Live Oak Contributed Assets) in all material respects in the ordinary course consistent with past practice.
(b)    Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as (i) set forth in Exhibit 6.1(b), (ii) as contemplated by the Transaction Agreements, (iii) as required by applicable Law, or (iv) with the other Owner’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), neither Owner nor any of their applicable Affiliates will:
(i)    subject any of the Contributed Assets to any Encumbrance other than Permitted Encumbrances;

(ii)    waive any material claims or rights of material value, including, with respect to the FDC Parties, accounts receivable, rights to payment from customers, notes receivable and other trade receivables, that relate exclusively to the material Contributed Assets, other than in the ordinary course of business consistent with past practice;
(iii)    sell, lease, license or otherwise dispose of any material Contributed Asset, other than inventory and obsolete or excess Contributed Assets sold or disposed of in the ordinary course of business;
(iv)    extend, modify, terminate, renew or waive any material rights under any Assigned Contracts (other than immaterial extensions, modifications, terminations, renewals or waivers in the ordinary course of business consistent with past practice);
(v)    (i) abandon, cancel, or fail to renew any FundsXpress Registered Intellectual Property or Live Oak Registered Intellectual Property, or (ii) fail to continue to maintain the confidentiality of any trade secrets included in the FundsXpress Intellectual Property or Live Oak Intellectual Property, in each case other than in the ordinary course of business consistent with past practice;
(vi)    enter into any new Contract that had it existed on the date of this Agreement would have constituted a FundsXpress Material Contract other than in the ordinary course of business consistent with past practices;
(vii)    increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, employment, severance or termination agreement or arrangement with, any Business Employee, other than in the ordinary course consistent with past practice;
(viii)    enter into any new Contract that had it existed on the date of this Agreement would have constituted a Live Oak Material Contract other than in the ordinary course of business consistent with past practices;
(ix)    change in any material respect the policies or practices of the FDC Parties with respect to the extension of discounts or credit to customers or collection of receivables from customers of the FundsXpress Business;
(x)    terminate, discontinue or allow the lapse of any insurance policy currently in effect relating to the Contributed Assets unless the insurance policy is replaced with a substantially comparable insurance policy; or
(xi)    agree, whether in writing or otherwise, to do any of the foregoing.
6.2    Confidentiality. All information provided or made available to any party hereunder, their Affiliates or any of their respective Representatives pursuant to any of the Transaction Agreements or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to that certain Information Sharing Agreement dated July 25, 2016 by and between Live Oak and First Data Merchant Services LLC, an Affiliate of the FDC Parties (“Information Sharing Agreement”). The Information Sharing Agreement shall continue in full force and effect following the Closing; provided, however, that following the Closing, the Information Sharing Agreement shall not apply to Company with respect to the Contributed Assets. If this Agreement is terminated, for any reason, prior to the Closing, the Information Sharing Agreement shall continue in full force and effect in accordance with its terms.

6.3    Public Announcements. No party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange requirements, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.
6.4    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid when due by the Company. Each Owner shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees incurred in connection with the transfer of its respective Contributed Assets (and Company shall cooperate with respect thereto as necessary).
6.5    Commercially Reasonable Efforts; Further Assurance.
(a)    Subject to the terms and conditions of this Agreement, Owners shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (including instituting litigation or any other Action) and to do, or cause to be done, all things necessary or desirable (to the extent not prohibited under applicable Law) to consummate the transactions contemplated by the Transaction Agreements as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as soon as practicable. Owners agree to promptly execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.
(b)    Owners agree not to participate independently in any meeting or call with any Governmental Authority (with the exception of calls that are of an administrative nature) in connection with the Transaction Agreements or the transactions contemplated thereby and, to the extent permitted by applicable Laws, shall provide the other with reasonable advance notice of any meeting to which it would have been convened; provided, that (i) Live Oak shall not be restricted in any manner with respect to its communications with the FDIC, the Federal Reserve or any other applicable regulatory authority with respect to any supervisory matter, and (ii) the FDC Parties shall not be restricted in any manner with respect to its communications with the Federal Financial Institutions Examination Council or any other applicable regulatory authority with respect to any supervisory matter. Owners shall promptly furnish the other with a copy of all correspondence, filings, notices or other communications (and memoranda setting forth the substance thereof) received or provided by Owners, as applicable, from or to a Governmental Authority relating to the transactions contemplated by the Transaction Agreements (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or that constitute confidential supervisory information).

6.6    Notices of Certain Events. From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), each Owner shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Agreement; (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Agreement; (iii) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed by either Owner hereunder; and (iv) any breach or event, the occurrence of which would result in the failure of a condition set forth in Article 8 to be satisfied; provided, that a party’s failure to comply with this Section 6.6 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement solely as a result of such breach.
6.7    Post-Closing Extension of Assigned Contracts. The Company shall not renew or otherwise extend, or permit the renewal or extension of, the existing term of, or create any new or additional obligations under, any of the Assigned Contracts after Closing, except to the extent that neither Owner nor an Affiliate of either Owner are no longer parties to such renewal or extension of any such Assigned Contract.
6.8    Access to Information; Cooperation.
(a)    From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to applicable Law and the Information Sharing Agreement, each Owner will (i) give the other Owner, its counsel and other authorized Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the properties, books and records of the FundsXpress Business and Digital Banking Platform, as applicable, (ii) furnish or otherwise make available to the other Owner, its counsel and other authorized Representatives such financial and operating data and other information reasonably related to such Owner’s Contributed Assets as such Persons may reasonably request, and (iii) instruct the employees, independent accountants, counsel and financial advisors of Owner to reasonably cooperate with the other Owner in its investigation of such Owner’s Contributed Assets. Without prior written consent of the other Owner (which will not be unreasonably withheld, conditioned or delayed), neither Owner nor their respective Affiliates shall, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the other Owner or its Affiliates with respect to such other Owner’s Contributed Assets or with respect to any aspect of the transactions contemplated under this Agreement or any of the other Transaction Agreements. Any access granted to any party hereunder or its Representatives pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access.
(b)    From and after the Closing Date, and subject to applicable Law, upon request, each Owner will, and will cause its Affiliates to, afford promptly to Company and its authorized Representatives reasonable access to its properties, books, records, employees and auditors, which are in such Owner’s and its Affiliates’ possession, and are necessary to or reasonably relate to the ownership or operation of the Contributed Assets.
(c)    Notwithstanding anything to the contrary contained herein, nothing in this Section shall require (i) either Owner, as applicable, to provide the other party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability, or (B) information the disclosure of which, in the disclosing party’s good faith opinion (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound, or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that, in the case of this clause (y), the disclosing party shall use reasonable best efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, or (ii) any party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
6.9    Insurance Coverage. From and after the Closing, the Contributed Assets shall cease to be insured by the applicable Owner and their Affiliates’ insurance policies or by any of its self-insurance programs. For the avoidance of doubt, each Owner and its Affiliates shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs, provided that, with respect to insurance claims that constitute Contributed Assets, each applicable Owner or its Affiliates must obtain the prior written consent of the other Owner in order to settle, release, commute or otherwise resolve disputes with its insurance carriers.
6.10    Record Retention. Owners shall cause Company to retain all books and records of the FundsXpress Business or Digital Banking Platform that are included as Contributed Assets (collectively, the “Records”) for seven (7) years after the date such document was created or for such longer period as required by applicable Law (“Retention Term”). During the Retention Term, the Owners shall cause Company to allow each Owner and its Affiliates access to inspect or copy the Records (at such Owner’s cost) upon reasonable advance written notice and during normal business hours. In the event Company intends to destroy any Records at the end of the Retention Term, the Owners shall cause Company to first notify the applicable Owner at which time such Owner shall have the right to remove the Records at its own cost. The Owners shall cause Company to further cooperate with and provide to each Owner and its Affiliates any such records and information as may be reasonably requested after Closing for purposes of finalizing such Owner’s accounting, tax and other business related records, and for monitoring, resolving or responding to any audits, investigations, disclosures or other government inquiries relating to the Contributed Assets. Such information shall be furnished to each Owner without charge, except that any such Owner will reimburse Company for any out-of-pocket copy costs.
6.11    Cooperation with Litigation and Investigations. From and after the Closing, the parties hereto shall reasonably cooperate with each other at the requesting party’s expense (except as otherwise provided in Article 10) in the prosecution, defense or resolution of any dispute, litigation or other proceeding relating to the Contributed Assets and involving one or more third parties or Governmental Authorities, including but not limited to affording reasonable access to employees and access to, and information regarding, amounts in dispute, and documentation created in operating the Contributed Assets relating to such dispute, litigation or other proceeding.
6.12    Receivables; Forwarding of Funds. From and after the Closing, each Owner will cause Company to promptly forward to either Owner any payments Company receives on any amounts which relate to the Excluded Assets or businesses of FDC or Live Oak other than the FundsXpress Business or Digital Banking Platform, and any other payments Company receives to which either Owner is otherwise entitled. From and after the Closing, each Owner will promptly forward to Company any payments either Owner or its Affiliates receives to which Company is otherwise entitled.

6.13    Further Assurances. The parties hereto agree that they shall at any time, and from time to time after the Closing Date, upon the reasonable request of the other party and without additional consideration, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement and the other Transaction Agreements and in furtherance of the transactions contemplated by this Agreement and the other Transaction Agreements. Each party agrees, at any time, and from time to time after the Closing Date, to reasonably cooperate with the other party and provide information necessary or desirable in the preparation of regulatory or securities filings or in connection with any internal or independent audits relating to an Owner or to the Company.
Article 7
EMPLOYMENT MATTERS
7.1    Offers of Employment. Owners shall cause Company to make offers of employment to each FundsXpress Employee, Digital Banking Platform Employee and those employees of either the FDC Parties or Live Oak set forth on Exhibit 7.1 (collectively, each a “Business Employee”) on mutually acceptable terms. Such offer shall offer to a Business Employee employment with Company commencing (i) effective as of the Effective Time, or (ii) the case of any Business Employee not actively at work with the FDC Parties or Live Oak, as applicable, immediately prior to the Closing, immediately following the end of such Business Employee’s paid time-off, vacation, military, sick or personal leave, short- or long-term disability or other leave of absence. Each Owner shall use commercially reasonable efforts to cause each Business Employee to accept offers of employment with Company. Unless a written acceptance of an offer of employment is required by applicable Law, a Business Employee who commences employment with Company shall be deemed to have accepted such offer of employment, unless such Business Employee specifically declines such offer of employment. Prior to the Closing, and as a condition to the new offer of employment, the FDC Parties may require that each FundsXpress Employee enter into a resignation and release letter with the FDC Parties satisfactory to the FDC Parties, which shall provide that such individual shall release and forever discharge the FDC Parties and their Affiliates from any and all claims arising out of or in connection with his or her employment with the FDC Parties or any of its Affiliates prior to the Closing and/or termination of employment with the FDC Parties on or prior to the Closing Date, whether by contract or otherwise. Prior to the Closing, and as a condition to the new offer of employment, Live Oak may require that each Digital Banking Platform Employee enter into a resignation and release letter with Live Oak satisfactory to Live Oak, which shall provide that such individual shall release and forever discharge Live Oak and its Affiliates from any and all claims arising out of or in connection with his or her employment with Live Oak or any of its Affiliates prior to the Closing and/or termination of employment with Live Oak on or prior to the Closing Date, whether by contract or otherwise.
7.2    Relocation Costs. Live Oak agrees to pay the costs and expenses described on Exhibit 7.2 with respect to relocation of the FundsXpress Employees listed on Exhibit 7.2 (“Relocation Costs”). The parties acknowledge and agree that any such Relocation Costs incurred by Live Oak shall in no event, in the aggregate, exceed one hundred seventy-five thousand dollars ($175,000). The parties acknowledge and agree that any Relocation Costs that exceed one hundred seventy-five thousand dollars ($175,000) shall be borne and paid when due by the Company.
7.3    No Third Party Beneficiaries. Nothing in this Article 7 express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any FundsXpress Employee or Digital Banking Platform Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement,

(b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, or (c) shall create any obligation on the part of either Owner or any of their respective Affiliates to employ any FundsXpress Employee or Digital Banking Platform Employee for any period following the Closing Date.
7.4    Cooperation. Each Owner recognizes it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 7 be effected in an orderly manner and agree to devote their respective best efforts and to cooperate fully in complying with the provisions of this Article 7. Without limiting the generality of the foregoing, each party agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article 7 and to facilitate the transactions referred to in this Article 7.
Article 8
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Owners. The obligations of Owners to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:
(a)    No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or provision of any applicable Law shall seek to prohibit the consummation of the Closing.
8.2    Conditions to Obligation of FDC Parties. The obligation of the FDC Parties to consummate the Closing is also subject to the satisfaction or, in the sole discretion of the FDC Parties, waiver of, each of the following further conditions:
(a)    The Digital Banking Platform Employees set forth on Exhibit 8.2(a) have accepted offers of employment with Company, or, in the event any such listed Digital Banking Platform Employee has not accepted an offer of employment, then the Company shall have received an accepted offer of employment from another Person reasonably acceptable to the Owners who is a reasonably equivalent substitute whom possesses generally the skill set and level of expertise as such listed Digital Banking Platform Employee;
(b)    Live Oak shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it on or prior to the Closing;
(c)    The representations and warranties of Live Oak contained in this Agreement shall be true and correct as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date) except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Live Oak Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect);
(d)    The FDC Parties shall have received a certificate signed by an authorized officer of Live Oak confirming that the conditions set forth in Section 8.2(b) and Section 8.2(c) have been satisfied;
(e)    From and after the date of this Agreement, (i) there shall not have occurred any Live Oak Material Adverse Effect, and (ii) no event or events shall have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Live Oak Material Adverse Effect;

(f)    On or prior to the Closing Date, Live Oak shall have delivered to the FDC Parties all agreements, instruments and documents required to be delivered by Live Oak pursuant to Section 3.3;
(g)    The Live Oak Updates shall not include or reflect information that individually or in the aggregate is materially and adversely inconsistent with the information previously provided by Live Oak to the FDC Parties regarding the Digital Banking Platform and that reasonably materially adversely affects the willingness of the FDC Parties to consummate the transactions contemplated in this Agreement; and
(h)    The Open Ancillary Agreements shall have been completed in form and substance reasonably satisfactory to FDC.
8.3    Conditions to Obligation of Live Oak. The obligation of Live Oak to consummate the Closing is also subject to the satisfaction or, in the sole discretion of Live Oak, waiver of each of the following conditions:
(a)    The FundsXpress Employees set forth on Exhibit 8.3(a) have accepted offers of employment with Company, or, in the event any such FundsXpress Employee has not accepted an offer of employment, then the Company shall have received an accepted offer of employment from another Person reasonably acceptable to the Owners who is a reasonably equivalent substitute whom possesses generally the skill set and level of expertise as such listed FundsXpress Employee;
(b)    The FDC Parties shall have performed in all material respects all of their covenants, agreements and obligations hereunder required to be performed by them at or prior to the Closing;
(c)    The representations and warranties of the FDC Parties contained in this Agreement shall be true and correct as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date) except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a FDC Parties Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect);
(d)    Live Oak shall have received a certificate signed by an authorized officer of each of the FDC Parties confirming that the conditions set forth in Section 8.3(b) and Section 8.3(c) have been satisfied;
(e)    From and after the date of this Agreement, (i) there shall not have occurred any FDC Parties Material Adverse Effect, and (ii) no event or events shall have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a FDC Parties Material Adverse Effect;
(f)    On or prior to the Closing Date, the FDC Parties shall have delivered to Live Oak all agreements, instruments and documents required to be delivered by the FDC Parties pursuant to Section 3.2;
(g)    The FDC Updates shall not include or reflect information that individually or in the aggregate is materially and adversely inconsistent with the information previously provided by the FDC Parties to Live Oak regarding the FundsXpress Business and that reasonably materially adversely affects the willingness of Live Oak to consummate the transactions contemplated in this Agreement; and
(h)    The Open Ancillary Agreements shall have been completed in form and substance reasonable satisfactory to Live Oak.

8.4    Satisfaction of Closing Conditions. If any of the conditions set forth in this Article 8 have not been satisfied prior to or at the Closing Date, then the Owners together may waive any such condition as set forth in Section 11.13 (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with the consummation of the transactions contemplated hereby. Neither Owner may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.
8.5    Notice.
(a)    Within five (5) Business Days following delivery of the FDC Updates, Live Oak shall, if it determines that the condition set forth in Section 8.3(g) has not been satisfied, provide written notice to FDC setting forth a description of reasons that such condition is not satisfied. If Live Oak does not deliver such notice within such time period, the condition set forth in Section 8.3(g) shall be deemed satisfied.
(b)    Within five (5) Business Days following delivery of the Live Oak Updates, the FDC Parties shall, if it determines that the condition set forth in Section 8.2(g) has not been satisfied, provide written notice to Live Oak setting forth a description of reasons that such condition is not satisfied. If the FDC Parties do not deliver such notice within such time period, the condition set forth in Section 8.2(g) shall be deemed satisfied.
Article 9
TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by mutual written agreement of Owners;
(b)    by either Owner, by written notice to the other party, if (i) any permanent injunction, order, decree or ruling by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated herein shall have become final and nonappealable; or (ii) there shall be any applicable Law (which shall be final and not subject to further appeal) that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate pursuant to this Section 9.1 shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in such applicable Law being enacted or becoming applicable to the transactions contemplated hereby;
(c)    by either Owner, by written notice to the other Owner, upon a breach of any material covenant or agreement on the part of such other Owner set forth in this Agreement, or if any material representation or warranty of such other Owner shall have become untrue, in either case such that the conditions set forth in Section 8.2(b) or (c) or Section 8.3(b) or (c) would not be satisfied; provided, however, that, if such breach is curable by such other Owner, as applicable, through the exercise of commercially reasonable efforts and for so long as such other Owner continues to exercise such commercially reasonable efforts, the non-breaching Owner may not terminate this Agreement under this Section unless such breach is not cured within ten (10) Business Days after notice thereof is provided; or
(d)    by either Owner, by written notice to the other Owner, if the Closing shall not have occurred on or before September 30, 2017, or such later date as the parties may agree upon in writing; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any Person whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date.
9.2    Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, then the transactions contemplated hereby shall be abandoned without further action by either Owner, and such termination shall be without liability of any party (or any Affiliate or Representative of such party) to any other party to this Agreement; provided that the Information Sharing Agreement, the provisions of this Section 9.2 and the provisions of Article 11 shall survive any such termination; and provided, further that the termination of this Agreement shall not relieve any party hereto from any liability for (i) fraud, and (ii) any willful breach of, or willful failure to perform any obligation under, any covenant or agreement contained in this Agreement or any willful breach of any of its representations or warranties hereunder.
Article 10
INDEMNIFICATION

10.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the twelve (12) month anniversary of the Closing Date; provided, that the FDC Parties Fundamental Representations and the Live Oak Fundamental Representations shall survive the Closing indefinitely. The covenants and agreements of the Owners contained in this Agreement that require performance (a) on or prior to the Closing Date, shall survive until the twelve (12) month anniversary of the Closing Date, and (b) following the Closing, shall survive Closing indefinitely until fully performed or for the shorter period explicitly specified therein. Notwithstanding the preceding two sentences, any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences until the final resolution thereof if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given pursuant to this Article 10 to the party against whom such indemnity may be sought prior to such time.
10.2    Indemnification By FDC Parties. After the Closing occurs and subject to the other terms and conditions of this Article 10, the FDC Parties, jointly and severally, shall indemnify and defend, without duplication, each of Company and Live Oak Indemnified Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the FDC Parties contained in this Agreement or any certificate of the FDC Parties delivered in connection with the Closing hereunder; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the FDC Parties or their Affiliates pursuant to this Agreement or any Transfer Instrument; (c) the FundsXpress Excluded Assets; and (d) the FundsXpress Excluded Liabilities, including any failure by the FDC Parties and their Affiliates to carry out, perform or otherwise fulfill any of the FundsXpress Excluded Liabilities.
10.3    Indemnification By Live Oak. After the Closing occurs and subject to the other terms and conditions of this Article 10, Live Oak shall indemnify and defend each of Company and FDC Parties Indemnified Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Live Oak contained in this Agreement or any certificate delivered by Live Oak in connection with the Closing hereunder; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Live Oak pursuant to this Agreement or any Transfer Instrument; (c) the Live Oak Excluded Assets; and(d) the Live Oak Excluded Liabilities, including any failure by Live Oak to carry out, perform or otherwise fulfill any of the Live Oak Excluded Liabilities.
10.4    Procedures.
(a)    Each Person seeking and entitled to indemnification under this Article 10 (“Indemnified Party”) shall give prompt written notice to the Owner from whom indemnification is sought (“Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”), which notice shall be given within twenty (20) Business Days after Indemnified Party receives notice of such Third Party Claim; provided that the failure of the Indemnified Party to give notice as provided in this Section 10.4 shall not relieve any Indemnifying Party of its obligations under Article 10, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Concurrently or thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, true, correct and complete copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim, and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to assume control of, and defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the terms and conditions of this Section 10.4. If the Indemnifying Party shall assume the defense of any Third Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim.
(b)     Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed in the circumstance where the Indemnifying Party has not elected to assume defense of such Third Party Claim). In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no indemnification obligations under this Article 10 with respect to such Claim. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim, without prejudice. In the event that the Indemnifying Party proposes a settlement to any Claim with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Losses exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article 10 against and in respect of the amount by which the Losses resulting from such final judgment exceed the amount of the proposed settlement.

(c)    Regardless of which Owner is controlling the defense of a Third Party Claim, each Owner and Indemnified Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
10.5    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under this Article 10 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing, and as promptly as practicable, of such claim to the Indemnifying Party, which notice shall in no event be delivered to the Indemnifying Party later than forty-five (45) days after the Indemnified Party first learns of the facts on which such claim is based (“Notice Period”). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Losses incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party, and in any event, the Indemnifying Party shall have no indemnification obligation in respect of any claim for which notice is delivered following expiration of the applicable Notice Period for such claim, if any.
10.6    Limitations; Calculation of Losses.
(a)    Except as otherwise set forth in this Agreement, the aggregate liability of either Owner for indemnification pursuant to this Agreement shall not exceed an amount equal to $8,000,000; provided, however, the aggregate liability of any such Owner for indemnification pursuant to this Agreement arising out of a breach of the FDC Parties Fundamental Representations or the Live Oak Fundamental Representations, as applicable, shall not exceed $16,000,000 (collectively, “Cap”). Notwithstanding the foregoing, the Cap shall not apply to any claims or Losses resulting from, arising out of, or in connection with the covenants and agreements of the Owners contained in this Agreement that require performance following the Closing.
(b)    Neither Owner shall not be liable for indemnification pursuant to this Agreement for any Losses incurred by the Indemnified Parties unless the aggregate of all Losses incurred by the applicable Indemnified Parties exceeds, on a cumulative basis, an amount equal to $500,000 (the “Basket”), and then only to the extent of any such Losses incurred by such applicable Indemnified Parties that are in excess of the Basket. Notwithstanding the foregoing, the Basket shall not apply to any claims or Losses resulting from, arising out of, or in connection with (i) a breach of the FDC Parties Fundamental Representations or the Live Oak Fundamental Representations, or (ii) the covenants and agreements of the Owners contained in this Agreement that require performance following the Closing.
(c)    The amount of any Losses payable under this Article 10 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount, including any deductible amount paid by such Indemnified Party or increased cost of insurance in connection with such insurance recovery), and (ii) any tax benefit that has been actually realized by the Indemnified Party or its Affiliates (in the form of an increase in cash refunds received or as a reduction in taxes otherwise due) arising from the incurrence or payment of any such Losses. If the Indemnified Party (i) receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount, including any deductible amount paid by such Indemnified Party or increased cost of insurance in connection with such insurance recovery, or (ii) actually realizes or receives any net Tax benefit in the year the Losses were incurred (or the immediately succeeding year) that was not initially included in the computation of Losses, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax benefit, net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount.
(d)    The Indemnifying Party shall not be liable under this Article 10 for any consequential, incidental, indirect, special, exemplary, punitive, opportunity cost, lost profits or diminution in value, or other similar Losses.
(e)    Each Indemnified Party must mitigate in accordance with applicable Law any Loss for which such Indemnified Party seeks indemnification under this Agreement, including by taking any actions reasonably requested by the Indemnifying Party for such purpose, and no Indemnifying Party shall be liable to any Indemnified Party for any Losses to the extent arising from or aggravated by such Indemnified Party’s failure to mitigate or any other action taken or not taken by such Indemnified Party. If such Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Loss, then the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.
10.7    Sole Remedy. After the Closing, except in the case of fraud and other than the right to seek specific performance for breach of any covenant or agreement contained herein or in the Transfer Instruments, the indemnification rights of under this Article 10 shall be the exclusive remedy of each Owner and any Indemnified Party with respect to claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements of the other Owner contained herein or therein and will be in lieu of all remedies available at law or in equity.
Article 11
MISCELLANEOUS
11.1    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
11.2    Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be executed entirely in such state (without giving effect to the choice or conflicts of laws provisions thereof).
11.3    Venue. Any Action arising out of or relating to this Agreement or any other Transaction Agreements may only be brought in the federal or state courts located in Wilmington, Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience or forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any legal action or proceeding arising out of or relating to this Agreement or any other Transaction Agreements in any other court. Any party may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement of the parties irrevocably agreeing to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in this Section may be served on any party anywhere in the world.
11.4    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (a) THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF OR (b) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.
11.5    Enforcement; Remedies. If any party hereto commits a breach, or threatens to commit a breach, of any of its covenants under this Agreement, the other parties shall have the right and remedy, in addition to any others, to have the provisions of said covenant specifically enforced, together with an accounting therefore, it being acknowledged and understood by the parties hereto that any such breach or threatened breach may cause irreparable injury to the other parties and that money damages may not provide an adequate remedy therefore.
11.6    Effect of Headings. The headings of the various articles, sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.
11.7    Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when (a) delivered to the appropriate address by hand or by recognized overnight courier service (costs prepaid), (b) sent by email with confirmation of transmission by the transmitting equipment, except with respect to notices or other communications delivered to the FDC Parties for which email delivery shall not be accepted, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or email addresses (as applicable) and marked to the attention of the person (by name or title) designated below (or to such other address, email address (as applicable) or person as a party hereto may designate by notice to the other parties in accordance with this Section):

if to the FDC Parties to: First Data Corporation 5565 Glenridge Connector Atlanta, GA 30342 Attention: Kevin Vermillion and John W. Blevin

with copies (which shall not constitute notice) to:

McGrath North Mullin & Kratz, PC LLO
First National Tower
1601 Dodge Street, Suite 3700
Omaha, NE 68102
Attention: Roger Wells
Email: Rwells@mcgrathnorth.com
and
First Data Corporation
7305 Pacific St.
Omaha, NE 68114
Attention: Company Secretary

if to the Live Oak to: Live Oak Banking Company 1741 Tiburon Drive Wilmington, NC 28403 Attention: Greg Seward, General Counsel Email: Greg.Seward@liveoakbank.com with copies (which shall not constitute notice Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 Attention: Todd Eveson Email: TEveson@wyrick.com
11.8    Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto; provided, however, that any party may assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases such party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.9    Disclosure Schedule.
(a)    Any information set forth in one section of the Disclosure Schedules will be deemed to apply to all other sections or subsections of the Agreement to the extent that the relevance of such disclosure is reasonably apparent on its face that such information is applicable to such other section or subsection or if such information is expressly cross-referenced to such other Schedules. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation or liability of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. From time to time prior to the Closing, either Owner may revise the Disclosure Schedule to reflect matters arising after the date hereof which (a) have been consented to or approved by the other Owner in writing, or (b) otherwise are matters, facts or changes arising between the date of this Agreement and the Closing in a manner that does not breach a covenant under this Agreement. From and after the Closing, subject to the immediately foregoing sentence, references to the Disclosure Schedules shall be references to the Disclosure Schedules as so supplemented, modified and/or updated.
(b)    The parties acknowledge that this Agreement is being signed prior to the completion of the FDC Parties Disclosure Schedules, the Live Oak Disclosure Schedules and certain exhibits. Consequently, the FDC Parties will be permitted for thirty (30) days following the date hereof, to update and revise the FDC Parties Disclosure Schedule and Exhibits 1.1(a), 1.1(b), 1.1(c), 1.1(e), 1.1(f), 1.1(i) and 1.3(a) and such updates and revisions will, for all purposes, but subject to Section 8.3(g), be deemed to be part of the FDC Parties Disclosure Schedules and such exhibits as of the date of this Agreement. Further, Live Oak will be permitted for thirty (30) days following the date hereof, to update and revise the Live Oak Disclosure Schedules and Exhibits 1.2(a), 1.2(b), 1.2(c), 1.2(d), 1.2(e), 1.2(f), 1.2(h) and1.3(b) and such updates and revisions will, for all purposes, but subject to Section 8.2(g), be deemed to be part of the Live Oak Disclosure Schedules and such exhibits as of the date of this Agreement.
11.10    Entire Agreement. This Agreement and the other Transaction Agreements, when executed and delivered by the parties, and the Information Sharing Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

11.11    Construction; Interpretative Provisions. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the Person who drafted same. It is hereby agreed that Representatives of all parties have participated in the preparation hereof. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein (including, for the avoidance of doubt, the defined terms set forth on Exhibit A notwithstanding their reference in the recitals to this Agreement) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that (i) the term “FundsXpress” shall include and mean, as applicable, either FXP or FXP Network and not just FXP and FXP Network collectively or as a group, (ii) the term “FDC Parties” shall include and mean, as applicable, any, some or all of FDC, FXP or FXP Network and not just FDC, FXP and FXP Network collectively or as a group. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The term “or” is used in its inclusive sense and shall be deemed to have the meaning “and/or”, and, together with the terms “either” and “any” shall not be exclusive. The term “any” shall be deemed to have the meaning “any and/or all.” References to any Contract are to that Contract as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any applicable Law shall be deemed to refer to such law or applicable Law as amended from time to time through the date hereof, except as otherwise specified herein, and to any rules or regulations promulgated thereunder through the date hereof, except as otherwise specified herein. All references to any time herein shall refer to Eastern Time, except as otherwise specified herein. The terms “Dollars” and “$” mean U.S. dollars. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Unless the context shall otherwise require, references to a “party” or “parties” shall be deemed to refer to a party or the parties to this Agreement, and references to “either party” shall be deemed to refer to the FDC Parties, on one hand, and Live Oak, on the other hand.
11.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
11.13    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Either party may expressly waive in writing the other party’s non-compliance with any conditions to Closing. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
11.14    Third Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and other than the Indemnified Parties and Company, each of which is an express, intended third party beneficiary hereunder.
11.15    Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties. No provision of this Agreement shall be construed on the basis that such party was the author of such provision.
11.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission, or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[Remainder of Page Left Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the day and year first above written.

FDC: First Data Corporation By:_/s/ Barry McCarthy______________ Name: Barry McCarthy Its: Executive Vice President	FXP: FundsXpress, Inc. By: _/s/ Barry McCarthy______________ Name: Barry McCarthy Its: Executive Vice President
FXP NETWORK: FundsXpress Financial Network, Inc. By: _/s/ Barry McCarthy______________ Name: Barry McCarthy Its: Executive Vice President
LIVE OAK: Live Oak Banking Company By:_/s/ James S. Mahan III___________ Name: James S. Mahan III Its: Chief Executive Officer

[Signature page to the Contribution Agreement]

EXHIBIT A
DEFINITIONS
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, review, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before a Governmental Authority.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided that the term Affiliate (a) when used with respect to the FDC Parties or any of their subsidiaries, shall not include (1) Kohlberg Kravis Roberts & Co. or any of its portfolio companies or Affiliates other than FDC and its subsidiaries, (2) any current, contemporaneous or future joint venture or contractual alliance between an Owner or any of its Affiliates, on the one hand, and any third party, on the other hand, in each case that such Owner or its Affiliates do not control (either because (i) such Owner or its Affiliate holds a minority interest in such joint venture or alliance, or (ii) such joint venture or alliance is operated as an independent competitor) and (b) when used with respect to Company or any of its subsidiaries, shall not include the FDC Parties, Live Oak or any of their respective subsidiaries. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the FundsXpress Bill of Sale, Live Oak Bill of Sale, FundsXpress Assignment and Assumption Agreement, Live Oak Assignment and Assumption Agreement, FundsXpress Intellectual Property Transfer Documents, FundsXpress Transition Services Agreement, Live Oak Transition Services Agreement, FundsXpress License Agreement, FundsXpress Services Agreement, Live Oak Digital Marketing Support Agreement, Live Oak Online Banking Platform Agreement and the other instruments of contribution, transfer, or assumption required to give effect to the contributions to Company and assumption of liabilities contemplated hereby.
“Assigned Contracts” has the meaning set forth in Section 1.2(c).
“Assumed Liabilities” has the meaning set forth in Section 1.5.
“Basket” has the meaning set forth in Section10.6(b).
“Benefit Plan” has the meaning set forth in Section 4.13.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed for business.
“Business Employee” has the meaning set forth in Section 7.1.
“Cap” has the meaning set forth in Section 10.6(a).
“Claims” has the meaning set forth in Section 1.1(e).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.

“Co-Investment LLC” has the meaning set forth in Section 2.2.
“Company” has the meaning set forth in the Recitals.
“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributed Assets” has the meaning set forth in Section 1.2.
“Contributed Permits” has the meaning set forth in Section 1.2(e).
“Digital Banking Platform” has the meaning set forth in the Recitals.
“Digital Banking Platform Employee” means the employees of Live Oak listed on Section 5.12 of the Live Oak Disclosure Schedules; provided that, between the date hereof and the Closing Date, Live Oak may update Section 5.12 of the Live Oak Disclosure Schedules to account for changes made in accordance with Section 6.1 of this Agreement, and employees included on such updated Section 5.12 of the Live Oak Disclosure Schedules will be considered Digital Banking Platform Employees for all purposes hereunder as if included on Section 5.12 of the Live Oak Disclosure Schedules as of the date hereof.
“Digital Marketing Support Agreement” has the meaning set forth in Section 3.3(g).
“Disclosure Schedules” has the meaning set forth in the first paragraph of Article 5.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” has the meaning set forth in Section 1.1.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Liabilities” has the meaning set forth in Section 1.7.
“FDC” has the meaning set forth in the Preamble.
“FDC Parties Material Adverse Effect” means any event, change, circumstance or occurrence that has a material adverse effect on (a) the FundsXpress Contributed Assets and the FundsXpress Business, taken as a whole, or (b) the ability of the FDC Parties to consummate the transactions contemplated by this Agreement; provided however, that none of the following shall be deemed to be a “FDC Parties Material Adverse Effect” or shall be taken into account in determining whether there has been a “FDC Parties Material Adverse Effect”: (i) any such effects attributable to general conditions affecting the United States economy nationally, regionally or locally; (ii) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the industries or markets in which the FundsXpress Business operates in general; (iii) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement, the announcement or pendency thereof or the fact that Live Oak or an Affiliate of Live Oak will be an owner of Company; (iv) the impact or effect of any action taken by, or an action of, the FDC Parties with the prior written consent of Live Oak; (v) any failure by the FundsXpress Business to meet any internal projections, predictions, expectations or forecasts for any period; (vi) changes in Laws, rules, regulations, orders or other binding directives of Governmental Authority; (vii) changes in GAAP; (viii) the taking of any action contemplated by this Agreement or any Ancillary Agreement or the announcement of this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein; (ix) any item, matter, information or condition set forth in the FDC Parties Disclosure Schedules; (x) any adverse change in or effect that is caused by any delay in consummating the Closing as a result of any violation or breach by Live Oak of any covenant, representation, warranty or other agreement set forth in this Agreement; (xi) acts of war, sabotage or terrorism, cyberattacks, earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; (xii) loss of any vendor to the FundsXpress Business in the event a vendor agreement is not renewed or otherwise extended, or (xiii) any adverse change in or effect that is cured by or on behalf of the FDC Parties before the earlier of the Closing Date and the date on which this Agreement is terminated; except in the case of clauses (i), (ii), and (vi) above, to the extent that such adverse effect, change or event referred to therein would reasonably be expected to have or have had a materially disproportionate impact on the FundsXpress Business as compared to the industry in which the FundsXpress Business is operated.
“FDC Parties” has the meaning set forth in the Preamble.
“FDC Parties Disclosure Schedules” has the meaning set forth in the first paragraph of Article IV.
“FDC Parties Fundamental Representation” means the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4. 4.10, 4.13, 4.21 and 4.23.
“FDC Parties Indemnified Parties” means, collectively, the FDC Parties, their Affiliates, and their respective equity holders, directors, officers and employees.
“FDC Updates” means the updates and revisions to the FDC Parties Disclosure Schedules and exhibits delivered to Live Oak pursuant to Section 11.9(b).
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve” means, collectively, the Board of Governors of the Federal Reserve System and the Reserve Banks.
“FundsXpress” has the meaning set forth in the Preamble.
“FundsXpress Accounts Receivable” has the meaning set forth in Section 1.1(d).
“FundsXpress Assigned Contracts” has the meaning set forth in Section 1.1(c).
“FundsXpress Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).
“FundsXpress Assumed Liabilities” has the meaning set forth in Section 1.4.
“FundsXpress Bill of Sale” has the meaning set forth in Section 3.2(a).
“FundsXpress Business” has the meaning set forth in the Recitals.
“FundsXpress Contributed Assets” has the meaning set forth in Section 1.1.
“FundsXpress Excluded Assets” has the meaning set forth in Section 1.3.
“FundsXpress Excluded Liabilities” has the meaning set forth in Section 1.6.
“FundsXpress Employee” means all employees of any of the FDC Parties or their Affiliates who is listed on Section 4.12 of the FDC Parties Disclosure Schedules; provided that, between the date hereof and the Closing Date, the FDC Parties may update Section 4.12 of the FDC Parties Disclosure Schedules to account for changes made in accordance with Section 6.1 of this Agreement, and employees included on such updated Section 4.12 of the FDC Parties Disclosure Schedules will be considered FundsXpress Employees for all purposes hereunder as if included on Section 4.12 of the FDC Parties Disclosure Schedules as of the date hereof.

“FundsXpress Financial Statements” has the meaning set forth in Section 4.11.
“FundsXpress Intellectual Property” has the meaning set forth in Section 1.1(b).
“FundsXpress Intellectual Property Transfer Documents” has the meaning set forth in Section 3.2(c).
“FundsXpress License Agreement” has the meaning set forth in Section 3.2(f).
“FundsXpress Licensed Software” has the meaning set forth in Section 4.14(a).
“FundsXpress Material Contracts” has the meaning set forth in Section 4.7(a).
“FundsXpress Membership Interest” has the meaning set forth in Section 4.22.
“FundsXpress Permits” has the meaning set forth in Section 1.1(f).
“FundsXpress Proprietary Software” has the meaning set forth in Section 4.14(a).
“FundsXpress Services Agreement” has the meaning set forth in Section 3.2(g).
“FundsXpress Transition Services Agreement” has the meaning set forth in Section 3.2(e).
“FXP” has the meaning set forth in the Preamble.
“FXP Network” has the meaning set forth in the Preamble.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal, in each case of competent jurisdiction.
“Indebtedness” with respect to any Person means the following, (i) all indebtedness of such Person for borrowed money amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, fees and prepayment, termination and other penalties and expenses with respect to the foregoing; (ii) all obligations resulting from such Person’s obligation to terminate any interest rate protection agreements, foreign currency exchange arrangements, or other interest or exchange rate commodity or other hedging arrangements, to which such Person is a party; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services; (iv) all indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities which amounts are secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed; (v) all guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; and (vi) all capital lease obligations that have or should have been capitalized in accordance with GAAP.
“Indemnified Party” has the meaning set forth in Section 10.4(a).
“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Information Sharing Agreement” has the meaning set forth in Section 6.2.

“Intellectual Property Rights” means all proprietary and intellectual property rights, in any jurisdiction, including (i) trade secrets, information that derives economic value from not being generally known and confidential or proprietary business information (including ideas, research and development, formulas, specifications, recipes, know-how, procedures, compositions, manufacturing and production processes and techniques, data or technical data, designs, drawings, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding Applicable Laws (“Trade Secrets”); (ii) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and other indications of origin, and domain names, together with the goodwill associated therewith, (“Trademarks”); (iii) patents and patent applications, together with reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (“Patents”); (iv) inventions (whether patentable or unpatentable and whether or not reduced to practice), (v) original works of authorship, copyrights, mask works, moral rights, and rights equivalent thereto, including the rights of attribution, assignation and integrity; (vi) social media accounts and computer software, including programs applications, source and object codes, data bases and documentation related to the foregoing; (vii) other similar tangible or intangible intellectual property or proprietary rights to the foregoing (in whatever form or medium); and (viii) all applications to register, registrations and renewals or extensions of the foregoing.
“Knowledge of the FDC Parties” or “FDC Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Christopher Cox or David French.
“Knowledge of Live Oak” or “Live Oak's Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of James S. Mahan III, Neil Underwood, or Greg Seward.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise, whether due or to become due, and regardless of when asserted or by whom.
“LLC Agreement” has the meaning set forth in Section 2.2.
“Live Oak” has the meaning set forth in the Preamble.
“Live Oak Assigned Contracts” has the meaning set forth in Section 1.2(c).
“Live Oak Assignment and Assumption Agreement” has the meaning set forth in Section 3.3(b).
“Live Oak Assumed Liabilities” has the meaning set forth in Section 1.5.
“Live Oak Bill of Sale” has the meaning set forth in Section 3.3(a).
“Live Oak Contributed Assets” has the meaning set forth in Section 1.2.
“Live Oak Disclosure Schedules” has the meaning set forth in the first paragraph of Article V.
“Live Oak Excluded Assets” has the meaning set forth in Section 1.3.
“Live Oak Excluded Liabilities” has the meaning set forth in Section 1.7.
“Live Oak Fundamental Representations” means the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.13, 5.21 and 5.23.

“Live Oak Indemnified Parties” means, collectively, Live Oak, its Affiliates, and their respective equity holders, directors, officers and employees.
“Live Oak Intellectual Property” has the meaning set forth in Section 1.2(b).
“Live Oak Licensed Software” has the meaning set forth in Section 5.14(a).
“Live Oak Material Adverse Effect” means any event, change, circumstance or occurrence that has a material adverse effect on (a) the Live Oak Contributed Assets and the Digital Banking Platform, taken as a whole, or (b) the ability of Live Oak to consummate the transactions contemplated by this Agreement; provided however, that none of the following shall be deemed to be a “Live Oak Material Adverse Effect” or shall be taken into account in determining whether there has been a “Live Oak Material Adverse Effect”: (i) any such effects attributable to general conditions affecting the United States economy nationally, regionally or locally; (ii) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the industries or markets in which the Digital Banking Platform operates in general; (iii) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement, the announcement or pendency thereof or the fact that the FDC Parties or an Affiliate thereof will be an owner of Company; (iv) the impact or effect of any action taken by, or an action of, Live Oak with the prior written consent of the FDC Parties; (v) any failure by Live Oak to meet any internal projections, predictions, expectations or forecasts for any period with respect to the Digital Banking Platform; (vi) changes in Laws, rules, regulations, orders or other binding directives of Governmental Authority; (vii) changes in GAAP; (viii) the taking of any action contemplated by this Agreement or any Ancillary Agreement or the announcement of this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein; (ix) any item, matter, information or condition set forth in the Live Oak Disclosure Schedules; (x) any adverse change in or effect that is caused by any delay in consummating the Closing as a result of any violation or breach by the FDC Parties of any covenant, representation, warranty or other agreement set forth in this Agreement; (xi) acts of war, sabotage or terrorism, cyberattacks, earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; or (xii) any adverse change in or effect that is cured by or on behalf of Live Oak before the earlier of the Closing Date and the date on which this Agreement is terminated; except in the case of clauses (i), (ii), and (vi) above, to the extent that such adverse effect, change or event referred to therein would reasonably be expected to have or have had a materially disproportionate impact on the Digital Banking Platform as compared to similar digital banking platforms in the industry in which it is operated.
“Live Oak Material Contracts” has the meaning set forth in Section 5.7(a).
“Live Oak Membership Interest” has the meaning set forth in Section 5.22.
“Live Oak Permits” has the meaning set forth in Section 1.2(e).
“Live Oak Online Banking Platform Agreement” has the meaning set forth in Section 3.3(h)
“Live Oak Proprietary Software” has the meaning set forth in Section 5.14(a).
“Live Oak Transition Services Agreement” has the meaning set forth in 3.3(e).
“Live Oak Updates” means the updates and revisions to the Live Oak Disclosure Schedules and exhibits delivered to the FDC Parties pursuant to Section 11.9(b).
“Losses” means losses, damages, liabilities, taxes (including interest and penalties), deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable expenses of investigation and reasonable attorneys' fees and the costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Material FundsXpress Customer” has the meaning set forth in Section 4.25.
“Notice Period” has the meaning set forth in Section 10.5.
“Online Banking Business” means the business of offering loan and deposit products through online and mobile channels to Live Oak’s consumer and small business customers.
“Open Ancillary Agreements” means the FundsXpress Transition Services Agreement, the FundsXpress License Agreement, the FundsXpress Services Agreement, the Live Oak Transition Services Agreement, the Digital Marketing Support Agreement and the Live Oak Online Banking Platform Agreement.
“Owner” and “Owners” have the meaning set forth in the Preamble.
“Pension Plan” has the meaning set forth in Section 4.13.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means (i) with respect to FundsXpress, (a) Encumbrances disclosed on Section 4.4 of the FDC Parties Disclosure Schedules, (b) Encumbrances for taxes, assessments and similar charges that are not yet due or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of FundsXpress in accordance with GAAP, (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of FundsXpress in accordance with GAAP or (d) any other Encumbrance which would not reasonably be expected to materially impair the asset to which such Encumbrance relates or the Contributed Assets as a whole, and (ii) with respect to Live Oak, (a) Encumbrances disclosed on Section 5.4 of the Live Oak Disclosure Schedules, (b) Encumbrance for taxes, assessments and similar charges that are not yet due or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Live Oak in accordance with GAAP, (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrance arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Live Oak in accordance with GAAP or (d) any other Encumbrance which would not reasonably be expected to materially impair the asset to which such Encumbrance relates or the Contributed Assets as a whole.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Records” has the meaning set forth in Section 6.10.
“Registered FundsXpress Intellectual Property Rights” has the meaning set forth in Section 4.6(a).
“Registered Live Oak Intellectual Property Rights” has the meaning set forth in Section 5.6(a).
“Relocation Costs” has the meaning set forth in Section 7.2.
“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Retention Term” has the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended.
“Tangible Personal Property” shall mean machinery, equipment, tools, fixtures, vehicles, trailers, trucks, furniture, office equipment, computers, plant, spare parts and other tangible personal property of every kind and description that are owned, leased, used or held.
“Third Party Claim” has the meaning set forth in Section 10.4(a).
“Transfer Instruments” means the FundsXpress Bill of Sale, Live Oak Bill of Sale, FundsXpress Assignment and Assumption Agreement, Live Oak Assignment and Assumption Agreement, FundsXpress Intellectual Property Transfer Documents, and the other instruments of contribution, transfer, or assumption required or desirable to give effect to the contributions to Company and assumption of liabilities contemplated hereby.
“Transaction Agreements” means, collectively, this Agreement, the Ancillary Agreements, and the LLC Agreement.